Exhibit 10.366

EXECUTION COPY

$750,000,000

CREDIT AGREEMENT

(364-DAY COMMITMENT)

dated as of June 5, 2015

Among

THE CHARLES SCHWAB CORPORATION

and

CITIBANK, N.A.

as Administrative Agent

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

and

THE BANK OF NEW YORK MELLON

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Documentation Agents

and

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

and

CITIGROUP GLOBAL MARKETS INC.

and

J.P. MORGAN SECURITIES LLC

as Joint Lead Arrangers and Bookrunners

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1.	DEFINITIONS		1
2.	THE CREDIT FACILITY.		13
	2.1	The Revolving Credit Facility	13
	2.2	Term Loan Facility	13
	2.3	Evidence of Borrowing/Promissory Notes	14
	2.4	Making of Revolving Loans and Term Loands, Borrowings; Interest Periods; Notice	14
	2.5	Conversion and Continuation Elections	16
	2.6	Interest Periods	17
	2.7	Interest Rates	17
	2.8	Substitute Rates	18
	2.9	Fees	19
	2.10	Reduction of Credit	19
	2.11	Termination Date; Extensions	20
	2.12	Payments by the Lenders to the Agent	20
	2.13	Sharing of Payments, Etc.	21
	2.14	Computation of Fees and Interest	21
	2.15	Defaulting Lenders	22
3.	PAYMENT.		23
	3.1	Repayment	23
	3.2	Method of Payment	23
	3.3	Optional Prepayment	23
	3.4	Taxes/Net Payments	24
	3.5	Illegality	24
	3.6	Increased Costs and Reduction of Return	25
	3.7	Funding Losses	26
	3.8	Certificates of Lenders	26
	3.9	Substitution of Lenders	27
	3.10	Survival	27
4.	CONDITIONS.		27
	4.1	Conditions Precedent to the Effectiveness of this Agreement	27
	4.2	Conditions Precedent to Revolving Loans and Term Loans	28
5.	REPRESENTATIONS AND WARRANTIES.		29
	5.1	Organization and Good Standing	29
	5.2	Corporate Power and Authority	29
	5.3	Enforceability	29
	5.4	No Violation of Laws or Agreements	29
	5.5	No Consents	30

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	5.6	Financial Statements	30
	5.7	Broker Subsidiary Licenses, Etc	30
	5.8	Broker Subsidiary/Broker Registration	30
	5.9	Broker Subsidiary/SIPC	30
	5.10	Taxes	30
	5.11	ERISA	30
	5.12	No Extension of Credit for Default Remedy/Hostile Acquisition	31
	5.13	Use of Proceeds/Margin Regulations	31
	5.14	Authorized Persons	31
	5.15	Material Contracts	31
	5.16	Litigation	31
	5.17	Investment Company	31
	5.18	Designated Persons	31
6.	AFFIRMATIVE COVENANTS.		31
	6.1	Notice of Events of Default	32
	6.2	Financial Statements	32
	6.3	Insurance	32
	6.4	Books and Records	32
	6.5	Change in Business	32
	6.6	Capital Requirements	32
	6.7	Anti-Corruption Laws and Sanctions	32
7.	NEGATIVE COVENANTS.		33
	7.1	Net Capital	33
	7.2	Minimum Stockholders' Equity	33
	7.3	Merger/Disposition of Assets	33
	7.4	Broker Subsidiary Indebtedness	33
	7.5	Indebtedness Secured by Subsidiary Stock	33
	7.6	Liens and Encumbrances	34
	7.7	Use of Proceeds	34
8.	EVENTS OF DEFAULT.		34
	8.1	Defaults	34
	8.2	Remedies	36
9.	THE AGENT.		36
	9.1	Appointment and Authorization	36
	9.2	Delegation of Duties	37
	9.3	Liability of Agent	37
	9.4	Reliance by Agent	37
	9.5	Notice of Default	38
	9.6	Credit Decision	38
	9.7	Indemnification of Agent	38

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	9.8	Agent in Individual Capacity	39
	9.9	Successor Agent	39
	9.10	Withholding Tax	39
	9.11	Co-Agents	41
10.	MISCELLANEOUS.		41
	10.1	Amendments and Waivers	41
	10.2	Notices	42
	10.3	No Waiver-Cumulative Remedies	43
	10.4	Costs and Expenses	44
	10.5	Borrower Indemnification	44
	10.6	Payments Set Aside	45
	10.7	Successors and Assigns	45
	10.8	Assignments, Participations Etc	45
	10.9	Confidentiality	48
	10.10	Notification of Addresses, Lending Offices, Etc	49
	10.11	Counterparts	49
	10.12	Severability	49
	10.13	No Third Parties Benefited	50
	10.14	Governing Law and Jurisdiction	50
	10.15	Waiver of Jury Trial	50
	10.16	Entire Agreement	52
	10.17	Headings	52
	10.18	USA Patriot Act	52

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SCHEDULES:

Schedule 1 - Lenders’ Commitments

Schedule 2 - List of Borrowing Agreements

Schedule 6.2 - Compliance Certificate

Schedule 10.2 - Notices

EXHIBITS:

Exhibit A-1 - Revolving Note

Exhibit A-2 - Term Note

Exhibit B - Borrowing Advice

Exhibit C - Notice of Conversion/Continuation

Exhibit D - Commitment and Termination Date Extension Request

Exhibit E - Borrower’s Opinion of Counsel

Exhibit F - Form of Assignment and Acceptance

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CREDIT AGREEMENT (364-DAY COMMITMENT)

THIS CREDIT AGREEMENT (364-DAY COMMITMENT) ("this Agreement") is entered into as of June 5, 2015, among The Charles Schwab Corporation, a Delaware corporation (the "Borrower"), the several financial institutions from time to time party to this Agreement (collectively the "Lenders"; individually each a "Lender"), and Citibank, N.A., as administrative agent for the Lenders (the "Agent").

WHEREAS, the Lenders are willing to make from time to time Revolving Loans to the Borrower through June 3, 2016, and to make Term Loans to the Borrower on or before June 3, 2016 and maturing no later than June 2, 2017, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants herein contained, the parties hereto agree as follows:

1.         DEFINITIONS.  The following terms have the following meanings:

Affiliate:

As to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

Agent:	Citibank in its capacity as administrative agent for the Lenders hereunder and any successor agent appointed under Section 9.9.

Agent-Related
Persons:

Citibank and any successor agent appointed under Section 9.9, together with Citibank’s Affiliate, the Arranger, and the officers, directors, employees, agents and attorney-in-fact of such Persons and Affiliate.

Agreement:	This Credit Agreement.

Agent’s
Payment Office:	The address for payments set forth on the signature page hereto in relation to the Agent, or such other address as the Agent may from time to time specify.

Anti-Corruption
Laws	The U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, each as may be amended, and any rules or regulations thereunder.

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Applicable Margin:	(i) with respect to Eurodollar Rate Loans, 0.875% per annum; and

(ii) with respect to Base Rate Loans, 0.00% per annum.

Arrangers:	Citigroup Global Markets Inc. and J.P. Morgan Securities LLC.

Assignee:	The meaning specified in Section 10.8.

Attorney Costs:	Without duplication, (1) all fees and disbursements of any law firm or other external counsel, and (2) the allocated cost of internal legal services and all disbursements of internal counsel.

Bank Subsidiary:

Any Federal savings association (as defined in 12 U.S.C. §1813(b)(2), any national member bank (as defined in 12 U.S.C. §1813(d)(1)) or state member bank (as defined in 12 U.S.C. §1813(d)(2)) that is a subsidiary (as defined in 12 U.S.C. §1841(d)) of the Borrower.

Bankruptcy Code:	The Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended.

Base Rate:

For any day, the highest of:  (a) 0.500% per annum above the Federal Funds Rate; (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank, N.A. as its "Base Rate" and (c) the ICE Benchmark Administration Interest Settlement Rate (or the successor thereto if the ICE Benchmark Administration is no longer making such a rate available) applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day); provided that, if One Month LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.  The "Base Rate" described in clause (b) is a rate set by Citibank, N.A. based upon various factors including Citibank, N.A.'s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Citibank, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan:	A Revolving Loan or Term Loan that bears interest based on the Base Rate.

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Borrowing:

A borrowing hereunder consisting of Revolving Loans or Term Loans of the same Type made to the Borrower on the same day by the Lenders under Section 2 and, other than in the case of a Base Rate Loan, having the same Interest Period.

Borrowing Advice:

A written request made by the Borrower with respect to any Loan substantially in the form of Exhibit B specifying the information required in Section 2.4 hereof and executed by the Borrower from time to time.

Borrowing
Agreements:	The credit agreement(s) between the Borrower and the lenders listed in Schedule 2.

Borrowing Date:	Any date on which a Borrowing occurs under Section 2.4.

Broker Subsidiary:	Charles Schwab & Co., Inc., a California corporation, and its successors and assigns.

Business Day:

A day other than a Saturday, Sunday or any other day on which commercial banks are authorized or required to close in California or New York and, if the applicable Business Day relates to a Eurodollar Rate Loan, such a day on which dealings are carried on in the applicable offshore dollar interbank market.

Capital Adequacy
Regulation:

Any guideline, directive or requirement of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.  For the avoidance of doubt, Capital Adequacy Regulation shall include all rules, guidelines or directives concerning capital adequacy (x) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.

Change in
Control:

The consummation of a reorganization, merger or consolidation by the Borrower or the sale or other disposition of all or substantially all of the assets of the Borrower (a "Business Combination"), unless, following such Business Combination, (i) no person or entity (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the

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Borrower or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation (except to the extent that such ownership existed prior to the Business Combination); and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the board of directors of the Borrower as of the time of the action of the board of directors of the Borrower providing for such Business Combination.

Citibank:	Citibank, N.A., a national banking association.

Closing Date:

The date (not before June 5, 2015) on which all conditions precedent set forth in Section 4 are satisfied or waived by all Lenders or, in the case of subsection 4.1(g), waived by the person entitled to receive such payment.

Code:	The Internal Revenue Code of 1986, as amended, and Regulations promulgated thereunder.

Commitment:	The meaning specified in Section 2.1.

Commitment Fee:	The meaning specified in subsection 2.9(b).

Consolidated
Stockholders' Equity:

With respect to any Person, as of any date of determination, all amounts that would, in accordance with GAAP, be included under shareholders’ equity on a consolidated balance sheet of such Person as at such date, including any preferred stock, but excluding accumulated other comprehensive income (or loss).

Controlled
Subsidiary:	Any corporation 80% of whose voting stock (except for any qualifying shares) is owned directly or indirectly by the Borrower.

Conversion/
Continuation Date:

Any date on which under Section 2.5, the Borrower (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

Credit:

The aggregate amount of the Commitments of all Lenders to make Revolving Loans under the Revolving Credit Facility and Term Loans under the Term Loan Facility in an amount not to exceed Seven Hundred Fifty Million and no/100 Dollars

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($750,000,000.00), as the same may be reduced under Section 2.10.

Debtor Relief Laws:

The Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

Default:	Any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

Defaulting Lender:

Subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the

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ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

Designated Person:

A Person named on (a) the list of Specially Designated Nationals and Blocked Persons issued by OFAC or any successor office or agency within the U.S. Department of the Treasury, or similar issuance by the U.S. Department of State, or (b) any similar list issued by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

Dollars,
dollars, and $:	Each mean lawful money of the United States.

Effective Amount:

With respect to any Revolving Loans and Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Term Loans occurring on such date.

Eligible Assignee:

(i) A commercial bank organized under the laws of the United States, or any state thereof, and having total equity capital of at least $1,000,000,000 and a senior debt rating of a least "A" by Standard & Poor’s Ratings Service, a Division of The McGraw-Hill Companies, Inc. or at least "A-2" by Moody’s Investors Service, Inc. or, if not rated by either of the foregoing organizations, an equivalent rating from a nationally recognized statistical rating organization; or (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the OECD), or a political subdivision of any such country, and having total equity capital of at least $1,000,000,000 and a senior debt rating of at least "A" by Standard & Poor’s Ratings Service, a Division of The McGraw-Hill Companies, Inc. or at least "A-2" by Moody’s Investors Service, Inc., or, if not rated by either of the foregoing organizations, an equivalent rating from a nationally recognized statistical rating organization; provided that such bank is acting through a branch or agency located in the United States.

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Eurodollar
Base Rate:	For any Interest Period:

(a)     the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on the page of the Reuters screen (or any successor thereto) that displays an average ICE Benchmark Administration Interest Settlement Rate (or the successor thereto if the ICE Benchmark Administration is no longer making such a rate available) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)     in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average ICE Benchmark Administration Interest Settlement Rate (or the successor thereto if the ICE Benchmark Administration is no longer making such a rate available) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period;

provided that, if the Eurodollar Base shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

Eurodollar Rate:	The rate obtained by dividing (i) Eurodollar Base Rate by (ii) a percentage (expressed as a decimal) equal to 1.00 minus the Eurodollar Rate Reserve Percentage.

Eurodollar Rate
Loan:	A Revolving Loan or Term Loan that bears interest based on the Eurodollar Rate.

Eurodollar Rate
Reserve Percentage:

For any Interest Period for any Loan for which the Eurodollar Rate has been selected or is applicable, the percentage (expressed as a decimal) as calculated by the Agent that is in effect on the first day of such Interest Period, as prescribed by the Board of Governors of the U.S. Federal Reserve System (or any successor), for determining reserve requirements to be maintained by the Agent under Regulation D (or any successor regulation thereof) as amended to the date hereof (including such reserve requirements as become applicable to the Agent pursuant to phase-in or other

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similar requirements of Regulation D at any time subsequent to the date hereof) in respect of "Eurocurrency liabilities" (as defined in Regulation D).  The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Rate Reserve Percentage.

Event of Default:	Any of the events or circumstances specified in Section 8.1.

Exchange Act:	The Securities and Exchange Act of 1934, as amended, and regulations promulgated thereunder.

FATCA:

Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

Federal Funds Rate:

For any day, the interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York.

Fee Letters:	The meaning specified in subsection 2.9(a).

FRB:	The Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

GAAP:

Generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

Governmental
Authority:	Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative,

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judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

Hedge Agreements:	Interest rate swap, interest rate cap or interest rate collar agreements.

Indebtedness:

As to any corporation, any obligation of, or guaranteed or assumed by, such corporation for (i) borrowed money evidenced by bonds, debentures, notes or other similar instruments, (ii) the deferred purchase price of property or services (excluding trade and other accounts payable), (iii) the leasing of tangible personal property under leases which, under any applicable Financial Accounting Standards Board Statement, have been or should be recorded as capitalized leases, (iv) direct or contingent obligations under letters of credit issued for the account of such corporation or (v) net obligations in respect of Hedge Agreements entered into with any counterparty.

Indemnified
Liabilities:	The meaning specified in Section 10.5.

Indemnified Person:	The meaning specified in Section 10.5.

Insolvency
Proceeding:

As to a debtor, (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

Interest
Payment Date:

As to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter, provided,  however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

Interest Period:	Any period specified in accordance with Section 2.6 hereof.

Intermediate

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Parent:	Schwab Holdings, Inc., a Delaware corporation and its successors and assigns.

Lender:	The meaning specified in the introductory clause hereto.

Lending Office:

As to any Lender, the office or offices of such Lender specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on Schedule 10.2, or such other office or offices as such Lender may from time to time notify the Borrower and the Agent.

Loan:	An extension of credit by a Lender to the Borrower under Section 2 in the form of a Revolving Loan or Term Loan.

Loan Document:	This Agreement, any Notes, the Fee Letters, and all other documents delivered to the Agent or any Lender in connection herewith.

Minimum
Stockholders' Equity:	As of the Closing Date, and the last day of each fiscal quarter thereafter, the greater of:

(a) $8,300,000,000, or

(b) the sum of –

(i) $8,300,000,000, plus

(ii) 50% of the sum of cumulative Net Earnings for each fiscal quarter commencing with the fiscal quarter ended June 30, 2015.

Net Capital Ratio:

As of the date of determination, that percentage of net capital to aggregate debit items of any entity subject to the Net Capital Rule 15c3-1 promulgated by the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934 and any successor or replacement rule or regulation therefor.

Net Earnings:

With respect to any fiscal period, the consolidated net income of the Borrower and its Subsidiaries, after taking into account all extraordinary items, taxes and other proper charges and reserves for the applicable period, determined in accordance with GAAP, consistently applied.

Non-Defaulting
Lender:	At any time, each Lender that is not a Defaulting Lender at such time.

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Note:	A promissory note executed by the Borrower in favor of a Lender pursuant to Section 2.3 in substantially the form of Exhibits A-1 and A-2.

Notice of Conversion/
Continuation:	A notice in substantially the form of Exhibit C.

Obligations:

All borrowings, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Borrower to any Lender, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

OFAC:	The U.S. Department of the Treasury’s Office of Foreign Assets Control.

Person:	An individual, partnership, corporation, limited liability company, business trust, unincorporated association, trust, joint venture or other entity or Governmental Authority.

Pro Rata Share:

As to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender’s Commitment divided by the combined Commitments of all Lenders.

Reference Banks:	Citibank, N.A. and JPMorgan Chase Bank, N.A.

Replacement Lender:	The meaning specified in Section 3.9.

Required Lenders:

At any time at least two Lenders then holding in excess of 50% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, at least two Lenders then having in excess of 50% of the Commitments.  The Loans owing to, and Commitments of, any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

Requirement of Law:

As to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

Responsible Officer:

Any senior vice president or more senior officer of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer, executive vice president-

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finance, controller or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

Revolving Credit
Facility:	The revolving credit facility available to the Borrower pursuant to Section 2.1 hereof.

Revolving Loan:	The meaning specified in Section 2.1, and may be a Base Rate Loan or a Eurodollar Rate Loan (each a "Type" of Revolving Loan).

Revolving Note:	The meaning specified in Section 2.3.

Revolving
Termination Date:	The earlier to occur of:

(a) June 3, 2016; and

(b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

Sanctions:

Economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) OFAC or any successor office or agency within the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

SEC:	The Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

Senior Medium-
Term Notes,
Series A:

Senior debt securities or senior subordinated debt securities issued by The Charles Schwab Corporation with a maturity between 9 months and 30 years in accordance with the Senior Indenture, as amended, and the Senior Subordinated Indenture, as amended, both dated as of July 15, 1993 by and between The Charles Schwab Corporation and The Bank of New York Mellon Trust Company, N.A. as successor trustee to The Chase Manhattan Bank.

Subsidiary:

Any corporation or other entity of which a sufficient number of voting securities or other interests having power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

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Term Commitment:	Seven Hundred Fifty Million and no/100 Dollars ($750,000,000.00), as the same may be reduced under Section 2.10.

Term Loan:	The meaning specified in Section 2.2 and may be a Base Rate Loan or Eurodollar Rate Loan (each a "Type" of Term Loan).

Term Loan Facility:	The term loan facility available to the Borrower pursuant to Section 2.2 hereof.

Term Loan Maturity
Date:	The meaning specified in Section 2.2.

Term Note:	The meaning specified in Section 2.3.

Term Out Fee:	The meaning specified in subsection 2.9(c).

Type:	The meaning specified in the definition of "Revolving Loan".

2.         THE CREDIT FACILITY.

2.1     The Revolving Credit Facility  Each Lender severally agrees, on the terms and conditions set forth herein, to make loans to the Borrower (each such loan, a "Revolving Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding, together with the principal amount of Term Loans outstanding in favor of such Lender at such time, the amount set forth next to such Lender's name on Schedule 1 (such amount together with the Lender’s Pro Rata Share of the Term Commitment, as the same may be reduced under Section 2.10 or as a result of one or more assignments under Section 10.8, the Lender’s "Commitment"); provided,  however, that, after giving effect to any Borrowing of Revolving Loans, the Effective Amount of all outstanding Revolving Loans shall not at any time exceed the combined Commitments; and provided further that the Effective Amount of the Revolving Loans, together with all Term Loans outstanding at such time, of any Lender shall not at any time exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.1, prepay under Section 3.3 and reborrow under this Section 2.1.

2.2     Term Loan Facility.  Each Lender severally agrees, on the terms and conditions set forth herein, to make Loans to the Borrower during the period from the Closing Date to June 3, 2016, in an aggregate amount not to exceed such Lender’s Pro Rata Share of the Term Commitment.  The Borrower from time to time may borrow under the Term Loan Facility (and may reborrow any amount theretofore prepaid) until close of business on June 3, 2016, for a term not to exceed 364 days from the date of the Borrowing.  Each such loan under the Term Loan Facility (a "Term Loan") shall be in the minimum amount of $10,000,000 and shall become due and payable on the last day of the term selected by the Borrower for such Term Loan (the "Term Loan Maturity Date"), which shall in no event be later than 364 days from the date of such Term Loan.  The maximum availability under the Term Loan Facility shall be the amount of the Credit

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minus the aggregate outstanding principal amount of Revolving Loans and Term Loans made by the Lenders; provided,  however, that to the extent the proceeds of a Term Loan are used to repay an outstanding Revolving Loan (or a portion thereof), such Revolving Loan (or portion thereof) shall not be considered part of the aggregate principal amount of outstanding Revolving Loans made by the Lenders for purposes of this sentence (such maximum availability hereafter being referred to as the "Term Loan Availability").  Under no circumstances shall the aggregate outstanding principal amount of Term Loans and Revolving Loans made by the Lenders exceed the Credit, and under no circumstances shall any Lender be obligated (i) to make any Term Loan (nor may the Borrower reborrow any amount heretofore prepaid) after June 3, 2016, or (ii) to make any Term Loan in excess of the Term Loan Availability.  Each Term Loan made hereunder shall fully and finally mature and be due and payable in full on the Term Loan Maturity Date specified in the Borrowing Advice for such Term Loan; provided,  however, that to the extent the Borrowing Advice for any Term Loan selects an Interest Period that expires before the Term Loan Maturity Date specified in such Borrowing Advice, the Borrower may from time to time select additional interest rate options and Interest Periods (none of which shall extend beyond the Term Loan Maturity Date for such Term Loan) by delivering a Borrowing Advice or Notice of Conversion/Continuation, as applicable.

2.3     Evidence of Borrowing/Promissory Notes.  The obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Loans and Term Loans shall be evidenced by promissory notes of the Borrower (respectively the "Revolving Note and the Term Note") in substantially the form attached hereto as Exhibits A-1 and A-2, with the blanks appropriately completed, payable to the order of each Lender in the principal amount of its Commitment, bearing interest as hereinafter specified.  Each Revolving Note and Term Note shall be dated, and shall be delivered to each Lender, on the date of the execution and delivery of this Agreement by the Borrower.  Each Lender shall, and is hereby authorized by the Borrower to, endorse on the schedule contained on the Revolving Note and Term Note, or on a continuation of such schedule attached thereto and made a part thereof, appropriate notations regarding the Revolving Loans and Term Loans evidenced by such Note as specifically provided therein and such Lender’s record shall be conclusive absent manifest error; provided,  however, that the failure to make, or error in making, any such notation shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Revolving Note and Term Note. The Agent, by notice to the Borrower (to be given not later than two Business Days prior to the initial Borrowing or Term Loan hereunder) may request that Revolving Loans or Term Loans made hereunder for which the interest calculation is to be based on the Eurodollar Rate be evidenced by separate Revolving Notes (in the case of Revolving Loans) and Term Notes (in the case of Term Loans), substantially in the form of Exhibit A-1 hereto (in the case of Revolving Loans) and Exhibit A-2 hereto (in the case of Term Loans), payable to the order of each Lender for the account of its office, branch or affiliate it may designate as its Lending Office.

2.4     Making of Revolving Loans and Term Loans, Borrowings; Interest Periods; Notice.

(a)     Each Borrowing of Revolving Loans or Term Loans shall be made upon Borrower’s irrevocable written notice delivered to the Agent in the form of a Borrowing Advice (which notice must be received by the Agent prior to 10:00 a.m. San Francisco time for a Eurodollar Rate Loan, and prior to 11:00 a.m. San Francisco time for a Base Rate Loan) (i) the

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same Business Day as the requested Borrowing Date in the case of Base Rate Loans to be made on such Business Day, or (ii) three Business Days prior to the requested Borrowing Date in the case of Eurodollar Rate Loans, with each Borrowing Advice setting forth the following information:

(A)the requested Borrowing Date, which shall be a Business Day, on which such Revolving Loan or Term Loan is to be made;

(B)for a Eurodollar Rate Loan, the duration of the Interest Period selected in accordance with Section 2.6 hereof (if the Borrowing Advice fails to specify the duration of the Interest Period for any Borrowing comprised of a Eurodollar Rate Loan, such Interest Period shall be three months);

(C)the Type of Loans comprising the Borrowing and the interest rate option selected in accordance with Section 2.7 hereof; and

(D)the aggregate principal amount of the Revolving Loan or Term Loan (which shall be in an aggregate minimum amount of $10,000,000) to which such Interest Period and interest rate shall apply.

(b)The Agent will promptly notify each Lender of its receipt of any Borrowing Advice and of the amount of such Lender’s Pro Rata Share of that Borrowing.

(c)Each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Borrower at the Agent’s Payment Office by 1:00 p.m. San Francisco time on the Borrowing Date requested by the Borrower in funds immediately available to the Agent.  Each Loan to the Borrower under this Agreement shall be made by 1:30 p.m. (San Francisco time) on the date of the Requested Borrowing Date, and shall be in immediately available funds (in the aggregate amount made available to the Agent by the Lenders) wired to the Borrower’s account at Citibank, N.A. or such other account as may be designated by the Borrower in writing.

(d)After giving effect to any Borrowing, there may not be more than ten (10) different Interest Periods in effect.

With respect to any Borrowing having an Interest Period ending on or before June 3, 2016, if prior to the last day of the Interest Period for such Borrowing the Borrower fails timely to provide a Notice of Conversion/Continuation in accordance with Section 2.5, such Borrowing shall, on the last day of the then-existing Interest Period for such Borrowing, automatically convert into a Base Rate Loan.  In the event of any such automatic conversion, the Borrower on the date of such conversion shall be deemed to make a representation and warranty to the Lenders that, to the best of the Borrower’s knowledge, (i) neither the Borrower nor any Bank Subsidiary is in violation of the capital requirements as described in Section 6.6, (ii) the Broker Subsidiary is not in violation of minimum net capital requirements as described in Section 7.1, (iii) the Borrower’s Consolidated Stockholders' Equity is not below the Minimum Stockholders' Equity as described in Section 7.2, and (iv) no amount owing with respect to any Commitment

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Fee, any outstanding Borrowing, or any interest thereon, or any other amount hereunder, is due and unpaid.  If prior to the last day of the Interest Period applicable to any Term Loan the Borrower fails timely to provide a Notice of Conversion/Continuation in accordance with Section 2.5, such Term Loan shall, on the last day of the then-existing Interest Period for such Term Loan, automatically convert into a Base Rate Loan.

2.5     Conversion and Continuation Elections.

(a)     The Borrower may, upon irrevocable written notice to the Agent in accordance with this Section 2.5:

(i)     elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any other Type of Loan, to convert any such Loan (or any part thereof in an amount not less than $10,000,000), into Loans of any other Type; or

(ii)     elect as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $10,000,000);

provided, that if at any time the aggregate amount of Eurodollar Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $10,000,000, such Eurodollar Rate Loans shall automatically convert into Base Rate Loans.

(b)     The Borrower shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 10:00 a.m. San Francisco time for a Eurodollar Rate Loan, and not later than 11:00 a.m. San Francisco time for a Base Rate Loan, at least (i) three Business Days in advance of the Conversion/Continuation Date, as to any Loan that is to be converted into or continued as a Eurodollar Rate Loan; and (ii) the same Business Day as the Conversion/Continuation Date, as to any Loan that is to be converted into a Base Rate Loan, specifying:

(A)     the proposed Conversion/Continuation Date;

(B)     the aggregate amount of the Loan or Loans to be converted or renewed;

(C)     the Type of Loan or Loans resulting from the proposed conversion or continuation; and

(D)     other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c)     If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, the Borrower has failed to select timely a new Interest Period to be applicable to such Eurodollar Rate Loans, or if any Default or Event of Default then exists, the

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Borrower shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d)     The Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Borrower, the Agent will promptly notify each Lender of the details of any automatic conversion.  All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given as held by each Lender.

(e)     Unless the Required Lenders otherwise agree, during the existence of a Default or Event of Default, the Borrower may not elect to have a Loan converted into or continued as a Eurodollar Rate Loan.

(f)     After giving effect to any conversion or continuation of Loans, there may not be more than ten (10) different Interest Periods in effect.

2.6     Interest Periods.  The Borrower may select for any Eurodollar Rate Loan the Interest Period (as defined in the next sentence) for each Borrowing, it being understood that the Borrower may request multiple Borrowings on the same day and may select a different Interest Period for each such Borrowing.  An Interest Period shall be each period, as selected by the Borrower in accordance with the terms of this Agreement, beginning on the Borrowing Date of any Eurodollar Rate Loan, or on the Conversion/Continuation Date on which any Loan is converted into or continued as a Eurodollar Rate Loan, and ending on the date specified by the Borrower that is one, two, three or six months thereafter; provided that whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and provided further that if the last day of an Interest Period would be a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day is in a different calendar month, in which case such interest period shall end on the next preceding Business Day; but provided,  however, that (i) no Interest Period applicable to any Revolving Loan shall extend beyond the Revolving Termination Date; and (ii) no Interest Period applicable to any Term Loan shall extend beyond the Term Loan Maturity Date specified in the Borrowing Advice for such Term Loan, which in no event shall be later than June 2, 2017.

2.7     Interest Rates.

(a)      (i)  Each Revolving Loan, while outstanding, shall bear interest from the applicable Borrowing Date at a rate per annum equal to the Eurodollar Rate or the Base Rate, as the case may be, (and subject to the Borrower’s right to convert to other Types of Loans under Section 2.5) plus the Applicable Margin.

(ii)  Each Term Loan, while outstanding, shall bear interest from the applicable Borrowing Date at a rate per annum equal to the Eurodollar Rate or the Base

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Rate, as the case may be, (and subject to the Borrower’s right to convert to other Types of Loans under Section 2.5) plus the Applicable Margin.

(b)     Interest on each Revolving Loan and Term Loan shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any prepayment of Loans under Section 3.3 for the portion of the Loan so prepaid and upon payment (including prepayment) in full thereof, and, during the existence of any Event of Default interest shall be paid on demand of the Agent at the request or with the consent of the Required Lenders.

(c)     After the principal amount of any Revolving Loan or Term Loan, accrued interest upon such Loan, the commitment fee, or any other amount hereunder shall have become due and payable by acceleration, or otherwise, it shall thereafter (until paid) bear interest, payable on demand, (i) until the end of the Interest Period with respect to such Loan at a rate per annum equal to 2% per annum in excess of the rate or rates in effect with respect to such Loan, and (ii) thereafter, at a rate per annum equal to 2% per annum in excess of the Base Rate.

2.8     Substitute Rates.  If upon receipt by the Agent of a Borrowing Advice relating to any Borrowing or of a Notice of Conversion/Continuation:

(a)     the Agent shall determine that by reason of changes affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate with respect to any Interest Period; or

(b)     the Agent shall determine that by reason of any change since the date hereof in any applicable law or governmental regulation (other than any such change in the regulations described in the definition of Eurodollar Rate Reserve Percentage in Section 1 hereof), guideline or order (or any interpretation thereof), the adoption or enactment of any new law or governmental regulation or order or any other circumstance affecting the Lenders or the London interbank market, the Eurodollar Rate shall no longer represent the effective cost to the Lenders of U.S. dollar deposits in the relevant amount and for the relevant period; or

(c)     Agent shall determine that, as a result of any change since the date hereof in any applicable law or governmental regulation or as a result of the adoption of any new applicable law or governmental regulation, the applicable Eurodollar Rate would be unlawful; or

(d)     the applicable Reuters screen (or any successor page of such service, or any successor or substitute for such service, as provided in the definition herein for Eurodollar Base Rate) is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Base Rate for any Eurodollar Rate Loans, after the Agent has requested such information;

then, the Agent will promptly so notify the Borrower and each Lender, whereupon, the obligation of the Lenders to make or maintain Eurodollar Rate Loans hereunder shall be suspended until the Agent upon the instruction of the Required Lenders revokes such notice in writing.  Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it and, at its election, submit a Borrowing Advice or Notice of Conversion/Continuation selecting another Type of Loan.  If the Borrower

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does not revoke such Notice or give a Notice as provided herein, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans.

2.9     Fees.

(a)     Arrangement, Agency Fees.  The Borrower shall pay an arrangement fee to the Arrangers for their respective accounts, and shall pay an agency fee to the Agent for the Agent’s account, as required by the separate letter agreements ("Fee Letters") between the Borrower and each of the Arrangers and between the Borrower and the Agent, each dated May 4, 2015.

(b)     Commitment Fee.  The Borrower shall pay to the Agent for the account of each Lender a commitment fee (the "Commitment Fee") on the actual daily unused portion of such Lender’s Commitment computed on a quarterly basis in arrears on the last Business Day of each quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to seven one hundredths of one percent (0.07%) per annum.  For purposes of calculating utilization under this subsection, the Commitments shall be deemed used to the extent of the Effective Amount of Revolving Loans and Term Loans then outstanding.  Such Commitment Fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each quarter commencing on the quarter ending June 30, 2015 through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.10, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date.

(c)     Term Loan Fee.  The Borrower shall pay to the Agent for the account of each Lender a term loan fee (the "Term Out Fee") equal to one percent (1.00%) of the aggregate principal amount of all Term Loans outstanding on June 3, 2016, payable on such date.

2.10     Reduction of Credit.  The Borrower, from time to time, upon at least three (3) Business Days’ written notice to the Agent, may terminate the commitments, or permanently reduce the Commitments by an aggregate minimum amount of $10,000,000, without penalty or premium; unless after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the Effective Amount of all Revolving Loans and Term Loans together would exceed the amount of the combined Commitments then in effect.  Once reduced in accordance with this Section, the Commitments may not be increased.  Any reduction of the Commitments shall be applied to each Lender’s Commitment according to its Pro Rata Share.  All accrued Commitment Fees to, but not including, the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.  During the continuation of the Credit, the computation of the Commitment Fee and the Lenders’ obligations to make Revolving Loans or Term Loans shall be based upon such reduced Commitments.  In the event the Credit shall be reduced to zero pursuant to this Section, the

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Credit shall be deemed terminated, and any Commitment Fee or any other amount payable hereunder then accrued shall become immediately payable.  Such termination of the Credit shall terminate the Borrower’s obligations with respect to the Commitment Fee to the extent not theretofore accrued and shall terminate the Lenders’ obligations to make any further Revolving Loans or Term Loans under this Agreement.

2.11     Termination Date; Extensions.  The termination date of each Lender’s Commitment with respect to the Credit (the "Termination Date"), including both the Revolving Credit Facility under Section 2.1 hereof and the Term Loan Facility under Section 2.2 hereof, is initially June 3, 2016.  At any time no earlier than forty-five (45) days and no later than thirty (30) days prior to the Termination Date then in effect (whether the initial Termination Date of June 3, 2016 or any later Termination Date as extended under this Section 2.11), the Borrower may, by written notice to the Agent in the form attached as Exhibit D hereto, request that the Termination Date be extended for a period of 364 calendar days.  Such request shall be irrevocable and binding upon the Borrower.  In no event will any Lender agree to approve any extension more than thirty (30) days before the Termination Date then in effect.  Failure of any Lender to respond shall mean that such Lender has not approved such extension.  If each Lender (in its sole discretion) agrees to so extend its Commitment and the Termination Date (which agreement may be given or withheld in such Lender's sole and absolute discretion), the Agent shall evidence such agreement by executing and returning to the Borrower a copy of the Borrower’s written request no later than fifteen (15) days after the Agent’s receipt of the Borrower’s written request.  If the Agent fails to so respond to and accept the Borrower’s request for extension of the Termination Date then in effect, the Lenders’ Commitments shall be terminated on the Termination Date then in effect.  If, on the other hand, the Agent so responds to and accepts the Borrower’s request for extension of the Termination Date, then upon receipt by the Borrower of a copy of the Borrower’s written request countersigned by the Agent, (i) the Lenders’ Commitments then in effect and the Termination Date then in effect shall automatically be extended for the 364-day period specified in such written request, and (ii) each reference in this Agreement to "June 3, 2016", and "June 2, 2017" (and any prior extension thereof pursuant to this Section 2.11) also shall automatically be correspondingly extended for 364 days.

2.12     Payments by the Lenders to the Agent.

(a)     Unless the Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day before the date of such Borrowing in the case of a Eurodollar Rate Loan, or, in the case of a Base Rate Loan, prior to noon (12:00) San Francisco time on the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Agent for the account of the Company the amount of that Lender’s Pro Rata Share of the Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made a corresponding amount available to the Borrower such Lender shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal

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Funds Rate for each day during such period.  A notice of the Agent submitted to any Lender with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error.  If such amount is so made available, such payment to the Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b)     The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

2.13     Sharing of Payments, Etc..  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share, such Lender shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Lenders such participation in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided,  however, (a) that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.5) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participation purchased under this Section and will in each case notify the Lenders following any such purchase or repayment.

2.14     Computation of Fees and Interest.

(a)     All computations of interest for Base Rate Loans when the Base Rate is determined by Citibank N.A.'s "Base Rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of interest, and all

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computation of fees under subsection 2.9(b) and (c) shall be made on the basis of a 360-day year and actual days elapsed.  Interest and such fees shall accrue during each period during which interest or such fees are computed from and including the first day thereof to and excluding the last day thereof.

(b)     Each Reference Bank may, if requested by the Agent,  furnish to the Agent timely information for the purpose of determining each Eurodollar Base Rate.  If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks, subject to the provisions of Section 2.8.  The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.7(a) (it being understood that the Agent shall not be required to disclose to any party hereto (other than the Borrower) any information regarding any Reference Bank or any rate provided by such Reference Bank in accordance with this subsection, including, without limitation, whether a Reference Bank has provided a rate or the rate provided by any individual Reference Bank).

2.15     Defaulting Lenders.

(a)     Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)     Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made

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at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)     Certain Fees.  No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)     Defaulting Lender Cure.  If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided,  further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

3.         PAYMENT.

3.1     Repayment.

(a)     The Term Credit.  The Borrower shall repay to the Agent for the account of the Lenders the aggregate principal amount of the Term Loans outstanding on each Term Loan Maturity Date, as applicable.

(b)     The Revolving Credit.  The Borrower shall repay to the Agent, for the account of the Lenders, on the Revolving Termination Date the aggregate principal amount of Revolving Loans outstanding on such date.

3.2     Method of Payment.  All payments hereunder and under the Revolving Note and the Term Note shall be payable in lawful money of the United States of America and in immediately available funds not later than 12:00 noon (San Francisco time) on the date when due at the principal office of the Agent or at such other place as the Agent may, from time to time, designate in writing to the Borrower.

3.3     Optional Prepayment.  Subject to Section 3.7, the Borrower shall be entitled at any time or from time to time, upon not less than one (1) Business Day irrevocable notice to the

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Agent, to ratably prepay Loans in whole or in part in minimum amounts of $10,000,000 without premium or penalty.  Each notice of payment shall specify the date and aggregate principal amount of any such prepayment and the Type(s) of Loans to be repaid.  The Agent will promptly notify each Lender of its receipt of any such Notice and of such Lender’s Pro Rata Share of such prepayment.  If such Notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount, specified in such Notice shall be due and payable on the date specified therein, together with all accrued interest to each such date on the amount prepaid, and any amounts required in accordance with Section 3.7 hereof as a result of such prepayment.

3.4     Taxes/Net Payments.  All payments by Borrower hereunder and under the Revolving Note and the Term Note to the Agent or any Lender shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments, after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any Governmental Authority or taxing authority thereof (collectively, "Taxes"), shall not be less than the amounts otherwise specified to be paid under this Agreement. The Borrower shall pay all Taxes when due and shall promptly send to the Lender original tax receipts or copies thereof certified by the relevant taxing authority together with such other documentary evidence with respect to such payments as may be required from time to time by the Agent.  If the Borrower fails to pay any Taxes to the appropriate taxing authorities when due or fails to remit to the Agent or Lender any such original tax receipts or certified copies thereof as aforesaid or other required documentary evidence, the Borrower shall indemnify the Agent or Lender within thirty (30) days of demand by the Lender or Agent for any taxes, interest or penalties that may become payable by the Agent or Lender as a result of such failure.

Notwithstanding the foregoing, (i) the Borrower shall not be liable for the payment of any tax on or measured by the net income of any Lender pursuant to the laws of the jurisdiction where an office of such Lender making any loan hereunder is located or does business, and (ii) the foregoing obligation to gross up the payments to any Lender so as not to deduct or offset any withholding taxes or Taxes paid or payable by the Borrower with respect to any payments to such Lender shall not apply (x) to any payment to any Lender which is a "foreign corporation, partnership or trust" within the meaning of the Code if such Lender is not, on the date hereof (or on the date it becomes a Lender under this Agreement pursuant to the assignment terms of this Agreement), or on any date hereafter that it is a Lender under this Agreement, entitled to submit either a Form W-8BEN or any successor form thereto (relating to such Lender and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Loans) or Form W-8ECI or any successor form thereto (relating to all interest to be received by such Lender hereunder in respect of the Loans) of the U.S. Department of Treasury, (y) to any item referred to in the preceding sentence that would not have been imposed but for the failure by such Lender to comply with any applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections of such Lender with the United States if such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such item or (z) to any taxes imposed pursuant to FATCA.

3.5     Illegality.

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(a)     If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Eurodollar Rate Loans, then, on notice thereof by the Lender to the Borrower through the Agent, any obligation of that Lender to make Eurodollar Rate Loans shall be suspended until the Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

(b)     If a Lender determines that it is unlawful to maintain any Eurodollar Rate Loan, the Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such Eurodollar Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 3.7, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loan.  If the Borrower is required to so prepay any Eurodollar Rate Loan, then concurrently with such prepayment, the Borrower shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

(c)     If the obligation of any Lender to make or maintain Eurodollar Rate Loans has been so terminated or suspended, the Borrower may elect, by giving notice to the Lender through the Agent that all Loans which would otherwise be made by the Lender as Eurodollar Rate Loans shall be instead Base Rate Loans.

(d)     Before giving any notice to the Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its Eurodollar Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

3.6     Increased Costs and Reduction of Return.

(a)     If any Lender determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Eurodollar Rate) in or in the interpretation of any law or regulation, or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loan, then the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b)     If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central

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bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital  or liquidity required or expected to be maintained by the Lender or any corporation controlling the Lender and determines that the amount of such capital or liquidity is increased as a consequence of its Commitment, Loans, credits or obligations under this Agreement then, upon demand of such Lender to the Borrower through the Agent, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for the cost of such increase.

3.7     Funding Losses.  The Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

(a)     the failure of the Borrower to make on a timely basis any payment of principal of any Eurodollar Rate Loan;

(b)     the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c)     the failure of the Borrower to make any prepayment in accordance with any notice delivered under Section 3.3;

(d)     the prepayment or other payment (including after acceleration thereof) of any Eurodollar Rate Loan on a day that is not the last day of the relevant Interest Period; or

(e)     the automatic conversion under Section 2.5 of any Eurodollar Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period,

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans or from fees payable to terminate the deposits from which such funds were obtained.  For purposes of calculating amounts payable by the Borrower to the Lenders under this Section and under subsection 3.6(a), each Eurodollar Rate Loan made by a Lender and each related reserve, special deposit or similar requirement shall be conclusively deemed to have been funded at the LIBO-based rate used in determining the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded.

3.8     Certificates of Lenders.  Any Lender claiming reimbursement or compensation under this Section 3 shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

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3.9     Substitution of Lenders.  Upon the receipt by the Borrower from any Lender (an "Affected Lender") of a claim for compensation under Section 3.6, of if any Lender is a Defaulting Lender (an Affected Lender or a Defaulting Lender is a “Replaceable Lender”), the Borrower may:  (i) request the Replaceable Lender to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Borrower to acquire and assume all or a ratable part of all of such Replaceable Lender’s Loans and Commitment (a "Replacement Lender"); (ii) request one or more of the other Lenders to acquire and assume all or part of such Replaceable Lender’s Loans and Commitment (but no other Lender shall be required to do so); or (iii) designate a Replacement Lender.  Any such designation of a Replacement Lender under clause (ii) or (iii) shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld).

3.10     Survival.  The agreements and obligations of the Borrower in this Section 3 shall survive the payment of all other Obligations.

4.         CONDITIONS.

4.1     Conditions Precedent to the Effectiveness of this Agreement.  The obligation of each Lender to make its initial extension of credit hereunder is subject to the condition that the Agent has received on or before the Closing Date all of the following in form and substance satisfactory to the Agent and each Lender, in sufficient copies for each Lender;

(a)     This Agreement and the Notes executed by each party thereto.

(b)     A copy of a resolution or resolutions adopted by the Board of Directors or Executive Committee of the Borrower, certified by the Secretary or an Assistant Secretary of the Borrower as being in full force and effect on the date hereof, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and a copy of the Certificate of Incorporation and the By-Laws of the Borrower, similarly certified.

(c)     A certificate, signed by the Secretary or an Assistant Secretary of the Borrower and dated the date hereof, as to the incumbency of the person or persons authorized to execute and deliver this Agreement.

(d)     A certificate signed by the Chief Financial Officer, Treasurer or Corporate Controller of the Borrower that, as of the date hereof, there has been no material adverse change in its consolidated financial condition since December 31, 2014 not reflected on its Quarterly Report on Form 10-Q filed with the SEC for the period ending March 31, 2015.

(e)     A certificate, signed by the Secretary or an Assistant Secretary of the Borrower and dated the date hereof, as to the persons authorized to execute and deliver a Borrowing Advice, a Notice of Conversion/Continuation, and the Revolving Notes and the Term Notes.  The Agent and each Lender may rely on such certificate with respect to the Revolving Loans and Term Loans hereunder unless and until it shall have received an updated certificate and, after receipt of such updated certificate, similarly may rely thereon.

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(f)     A written opinion, dated the date hereof, of counsel for the Borrower, in the form of Exhibit E.

(g)     Evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of Citibank to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Citibank’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Borrower and Citibank); including any such costs, fees and expenses arising under or referenced in Sections 2.9 and 10.4.

(h)     Written evidence that all of the Borrowing Agreements have been or concurrently herewith are being terminated.

(i)     A certificate, signed by the Chief Financial Officer, Treasurer or an Assistant Treasurer of the Borrower and dated as of the date hereof, which confirms that after giving effect to this Agreement, the aggregate principal amount of credit available under all of the Borrower's committed unsecured revolving credit facilities combined will not exceed the amount authorized under the resolutions of the Borrower referenced in subsection 4.1(b).

4.2     Conditions Precedent to Revolving Loans and Term Loans.  The obligation of each Lender to make any Revolving Loan or Term Loan to be made by it (including its initial Revolving Loan), or to continue or convert any Loan under Section 2.5 is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Conversion/Continuation Date:

The Agent shall have received a Borrowing Advice or a Notice of Conversion/Continuation, as applicable.  Each Borrowing Advice or Notice of Conversion/Continuation given by the Borrower shall be deemed to be a representation and warranty by the Borrower to each Lender, effective on and as of the date of such Notice and as of such Borrowing Date for a Revolving Loan or Term Loan covered thereby, that (i) the representations and warranties set forth in Section 5 hereof are true and correct as of such date, and (ii) no Default or Event of Default has occurred and is continuing.  No Lender shall be required to make any Loan hereunder if:

(a)     the Credit, the Revolving Credit Facility (in the case of a Revolving Loan) or the Term Loan Facility (in the case of a Term Loan) has been terminated; or

(b)     any of the representations or warranties of the Borrower set forth in Section 5 hereof shall prove to have been untrue in any material respect when made, or when any Default or Event of Default as defined in Section 8, has occurred; or

(c)     the Borrower or any Bank Subsidiary is in violation of the capital requirements as described in Section 6.6; or

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(d)     the Broker Subsidiary is in violation of minimum net capital requirements as described in Section 7.1; or

(e)     the Borrower’s Consolidated Stockholders' Equity is below the Minimum Stockholders' Equity as described in Section 7.2; or

(f)     any amount owing with respect to any Commitment Fee or any outstanding Revolving Loan or Term Loan or any interest thereon or any other amount payable hereunder is due and unpaid.

5.         REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent and each Lender, as of the date of delivery of this Agreement and as of the date of any Revolving Loan or Term Loan, as follows:

5.1     Organization and Good Standing.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has full power, authority and legal right and has all governmental licenses, authorizations, qualifications and approvals required to own its property and assets and to transact the business in which it is engaged, except where the failure to have any such license, authorization, qualification or approval, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Borrower and its Subsidiaries taken as a whole on a consolidated basis; and all of the outstanding shares of capital stock of Borrower have been duly authorized and validly issued, are fully paid and non-assessable.

5.2     Corporate Power and Authority.  The Borrower has full power, authority and legal right to execute and deliver, and to perform its obligations under, this Agreement, and to borrow hereunder, and has taken all necessary corporate and legal action to authorize the borrowings hereunder on the terms and conditions of this Agreement and to authorize the execution and delivery of this Agreement, and the performance of the terms thereof.

5.3     Enforceability.  This Agreement has been duly authorized and executed by the Borrower, and when delivered to the Lenders will be a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, except, in each case, as enforcement thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or by general equity principles.

5.4     No Violation of Laws or Agreements.  The execution and delivery of this Agreement by the Borrower and the performance of the terms hereof will not violate (i) any provision of any law or regulation or any judgment, order or determination of any court or governmental authority or of the charter or by-laws of the Borrower, or (ii) any securities issued by the Borrower or any provision of any mortgage, indenture, loan or security agreement, or other instrument, to which the Borrower is a party or which purports to be binding upon it or any of its assets, in each case in this clause (ii), in any respect that reasonably could be expected to have a material adverse effect on the Borrower and its Subsidiaries taken as a whole on a consolidated basis; nor will the execution and the delivery of this Agreement by the Borrower

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and the performance of the terms hereof result in the creation of any lien or security interest on any assets of the Borrower pursuant to the provisions of any of the foregoing.

5.5     No Consents.  Except as disclosed in writing by Borrower, no consents of others (including, without limitation, stockholders and creditors of the Borrower) nor any consents or authorizations of, exemptions by, or registrations, filings or declarations with, any Governmental Authority are required to be obtained by the Borrower in connection with the execution and delivery of this Agreement and the performance of the terms thereof.

5.6     Financial Statements.  The consolidated financial statements of the Borrower contained in the documents previously delivered to each Lender have been prepared in accordance with U.S. generally accepted accounting principles and present fairly the consolidated financial position of the Borrower.

5.7     Broker Subsidiary Licenses, Etc.  The Broker Subsidiary possesses all material licenses, permits and approvals necessary for the conduct of its business as now conducted and as presently proposed to be conducted as are required by law or the applicable rules of the SEC and the Financial Industry Regulatory Authority.

5.8     Broker Subsidiary/Broker Registration.  The Broker Subsidiary is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended.

5.9     Broker Subsidiary/SIPC.  The Broker Subsidiary is not in arrears with respect to any assessment made upon it by the Securities Investor Protection Corporation, except for any assessment being contested by the Broker Subsidiary in good faith by appropriate proceedings and with respect to which adequate reserves or other provisions are being maintained to the extent required by U.S. generally accepted accounting principles.

5.10     Taxes.  The Borrower has paid and discharged or caused to be paid and discharged all taxes, assessments, and governmental charges prior to the date on which the same would have become delinquent, except to the extent that such taxes, assessments or charges are being contested in good faith and by appropriate proceedings by or on behalf of the Borrower and with respect to which adequate reserves or other provisions are being maintained to the extent required by U.S. generally accepted accounting principles.

5.11     ERISA.  The Borrower is in all material respects in compliance with the provisions of and regulations under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code applicable to any pension or other employee benefit plan established or maintained by the Borrower or to which contributions are made by the Borrower (the "Plans").  The Borrower has met all of the funding standards applicable to each of its Plans, and there exists no event or condition that would permit the institution of proceedings to terminate any of the Plans under Section 4042 of ERISA.  The estimated current value of the benefits vested under each of the Plans does not, and upon termination of any of the Plans will not, exceed the estimated current value of any such Plan’s assets.  The Borrower has not, with respect to any of the Plans, engaged in a prohibited transaction set forth in Section 406 of ERISA

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or Section 4975(c) of the Code that could be expected to have a material adverse effect on the Borrower and its Subsidiaries taken as a whole on a consolidated basis.

5.12     No Extension of Credit for Default Remedy/Hostile Acquisition.  The Borrower will not use any amounts borrowed by it under this Agreement to remedy a default under any mortgage, indenture, agreement or instrument under which there may be issued any Indebtedness of the Borrower to any bank or bank holding company, or their respective assignees, for borrowed money.  Further, the Borrower will not use any amounts advanced to it under this Agreement for the immediate purpose of acquiring a company where the Board of Directors or other governing body of the entity being acquired has made (and not rescinded) a public statement opposing such acquisition.

5.13     Use of Proceeds/Margin Regulations.  The Borrower will use the proceeds for general corporate purposes.  The Borrower will not use the proceeds of any loan provided hereby in such a manner as to result in a violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

5.14     Authorized Persons.  The persons named for such purpose in the certificates delivered pursuant to subsection 4.1(e) hereof are authorized to execute Borrowing Advices.

5.15     Material Contracts.  Borrower is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, loan agreement, note or lease to which the Borrower is a party or by which it may be bound.

5.16     Litigation.  Except for any matter disclosed in the Form 10-Q filed by the Borrower with the SEC on May 7, 2015, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower, threatened against or affecting, the Borrower or any of its Subsidiaries before any court, arbitrator, governmental body, agency or official in which there is a significant probability of an adverse decision which could have a material adverse effect on the business or the financial condition of the Borrower.

5.17     Investment Company.  The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

5.18     Designated Persons.  None of the Borrower, the Broker Subsidiary or any Bank Subsidiary, nor, to the knowledge of the Borrower, any of their respective directors or officers, is a Designated Person.  No Borrowing or the use of proceeds thereof by the Borrower or any Subsidiary will, directly or, to the knowledge of the Borrower, indirectly, violate Anti-Corruption Laws or Sanctions.

6.         AFFIRMATIVE COVENANTS.

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The Borrower covenants and agrees that so long as any Lender shall have a Commitment hereunder or any Loan or other obligation hereunder shall remain outstanding, unpaid or unsatisfied and until full payment of all amounts due to the Lenders hereunder, it will, unless and to the extent the Required Lenders waive compliance in writing:

6.1     Notice of Events of Default.  Give prompt notice to the Agent and each Lender, no later than three Business Days after becoming aware thereof, of any Default or Event of Default.

6.2     Financial Statements.  Deliver to the Agent, in form and detail satisfactory to the Agent and the Required Lenders with sufficient copies for each Lender, within ten Business Days of the filing thereof with the SEC, a copy of (i) each registration statement filed under the Securities Act of 1933, (ii) each Form 10-Q and Form 10-K (in each case including exhibits) filed by the Borrower with the SEC under the Securities Exchange Act of 1934, as amended, accompanied by a compliance certificate with an attached schedule of calculations (in the form attached hereto as Schedule 6.2) demonstrating compliance with the Section 7.1 and 7.2 financial covenants, and (iii) each Form 8-K (with exhibits) and proxy statement filed by the Borrower with the SEC under the Securities Exchange Act of 1934, as amended; and, in the event the Borrower requests an extension of any such filing from the SEC, promptly (but not later than the second Business Day following the filing of such request) deliver a copy of such request to the Agent.

6.3     Insurance.  Maintain and keep in force in adequate amounts such insurance as is usual in the business carried on by the Borrower and cause the Broker Subsidiary to maintain and keep in force in adequate amounts such insurance as is usual in the business carried on by the Broker Subsidiary.

6.4     Books and Records.  Maintain adequate books, accounts and records and prepare all financial statements required hereunder in accordance with U.S. generally accepted accounting principles and practices and in compliance with the regulations of any governmental regulatory body having jurisdiction thereof.

6.5     Change in Business.  Advise the Agent and each Lender, in a timely manner, of material changes to the nature of business of the Borrower or the Broker Subsidiary as at present conducted.  The Broker Subsidiary is at present engaged in the business of providing financial services, primarily to individual investors and/or their advisors.

6.6     Capital Requirements.  The Borrower will maintain, and cause each Bank Subsidiary to maintain, at all times such amount of capital as may be prescribed by such entity’s prudential supervisor, from time to time, whether by regulation, agreement or order.  The Borrower shall at all times ensure that all Bank Subsidiaries shall be "well capitalized" within the meaning of 12 U.S.C. §1831(o), as amended, reenacted or redesignated from time to time.

6.7     Anti-Corruption Laws and Sanctions.  The Borrower has implemented and will maintain in effect policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and Sanctions.

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7.         NEGATIVE COVENANTS.

The Borrower covenants and agrees that so long as any Lender shall have any Commitment hereunder, or any Loan or other obligation, shall remain outstanding, unpaid or unsatisfied and until full payment of all amounts due to the Lenders hereunder, unless and to the extent the Required Lenders waive compliance in writing:

7.1     Net Capital.  The Borrower will not permit the Broker Subsidiary to allow any month-end Net Capital Ratio to be less than 5%.

7.2     Minimum Stockholders' Equity.  The Borrower will not allow its Consolidated Stockholders' Equity to fall below the Minimum Stockholders' Equity.

7.3     Merger/Disposition of Assets.  The Borrower will not (i) permit either Broker Subsidiary or Intermediate Parent to (a) merge or consolidate, unless the surviving company is a Controlled Subsidiary, or (b) convey or transfer its properties and assets substantially as an entirety except to one or more Controlled Subsidiaries; or (ii) except as permitted by subsection 7.3(i) sell, transfer or otherwise dispose of any voting stock of Broker Subsidiary or Intermediate Parent, or permit either Broker Subsidiary or Intermediate Parent to issue, sell or otherwise dispose of any of its voting stock, unless, after giving effect to any such transaction, Broker Subsidiary or Intermediate Parent, as the case may be, remains a Controlled Subsidiary.

7.4     Broker Subsidiary Indebtedness.  The Borrower will not permit the Broker Subsidiary to create, incur or assume any Indebtedness other than:

(a)      (i)     Indebtedness to customers, other brokers or dealers, securities exchanges or securities markets, self-regulatory organizations, clearing houses and like institutions (including, without limitation, letters of credit or similar credit support devices issued for the account of Broker Subsidiary and for the benefit of any of the foregoing in order to comply with any margin, collateral or similar requirements imposed by or for the benefit of any of the foregoing), (ii) "broker call" credit, (iii) indebtedness consisting of borrowings secured solely by margin loans made by Broker Subsidiary, together with any underlying collateral of Broker Subsidiary, (iv) stock loans, (v) obligations to banks for disbursement accounts, (vi) Indebtedness incurred for the purchase of tangible personal property on a non-recourse basis or for the leasing of tangible personal property under a capitalized lease, (vii) Indebtedness incurred for the purchase, installation or servicing of computer equipment and software, and (viii) Indebtedness incurred in the ordinary course of the Broker Subsidiary’s business, to the extent not already included in the foregoing clauses (i) through (vii);

(b)     intercompany Indebtedness; and

(c)     other Indebtedness in the aggregate not exceeding $100,000,000.

7.5     Indebtedness Secured by Subsidiary Stock.  The Borrower will not, and will not permit any Subsidiary at any time directly or indirectly to create, assume, incur or permit to exist any Indebtedness secured by a pledge, lien or other encumbrance (hereinafter referred to as a

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"lien") on the voting stock of any Subsidiary without making effective provision whereby the Revolving Notes and the Term Notes shall be secured equally and ratably with such secured Indebtedness so long as other Indebtedness shall be so secured; provided,  however, that the foregoing covenant shall not be applicable to any liens permitted pursuant to subsections (a) through (d)  in Section 7.6 below.

7.6     Liens and Encumbrances.  The Borrower will not create, incur, assume or suffer to exist any lien or encumbrance upon or with respect to any of its properties, whether now owned or hereafter acquired, except the following:

(a)     liens securing taxes, assessments or governmental charges or levies, or in connection with workers’ compensation, unemployment insurance or social security obligations, or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons not yet delinquent or which are being contested in good faith by appropriate proceedings with respect to which adequate reserves or other provisions are being maintained to the extent required by U.S. generally accepted accounting principles;

(b)     liens not for borrowed money incidental to the conduct of its business or the ownership of property that do not materially detract from the value of any item of property;

(c)     attachment, judgment or other similar liens arising in the connection with court proceedings that do not, in the aggregate, materially detract from the value of its property, materially impair the use thereof in the operation of its businesses and (i) that are discharged or stayed within sixty (60) days of attachment or levy, or (ii) payment of which is covered in full (subject to customary and reasonable deductibles) by insurance or surety bonds;

(d)     liens existing at Closing Date provided that the obligations secured thereby are not increased; and

(e)     liens in respect of Hedge Agreements securing net payment obligations in an aggregate amount not to exceed $500,000,000 at any time outstanding.

7.7     Use of Proceeds.  The Borrower will not request any Borrowing, and shall not use the proceeds of any Borrowing, in any manner that, directly or, to the knowledge of the Borrower, indirectly, would result in the violation of any Anti-Corruption Laws or Sanctions.

8.         EVENTS OF DEFAULT.

8.1     Defaults.  The occurrence of any of the following events shall constitute an "Event of Default":

(a)     The Borrower shall fail to pay any interest with respect to the Revolving Notes or the Term Notes or any Commitment Fee or Term Out Fee in accordance with the terms hereof within 10 days after such payment is due.

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(b)     The Borrower shall fail to pay any principal with respect to the Revolving Notes or the Term Notes in accordance with the terms thereof on the date when due.

(c)     Any representation or warranty made by the Borrower herein or hereunder or in any certificate or other document furnished by the Borrower hereunder shall prove to have been incorrect when made (or deemed made) in any respect that is materially adverse to the interests of the Lenders or their rights and remedies hereunder.

(d)     Except as specified in (a) and (b) above, the Borrower shall default in the performance of, or breach, any covenant of the Borrower with respect to this Agreement, and such default or breach shall continue for a period of thirty days after there has been given, by registered or certified mail, to the Borrower by the Agent a written notice specifying such default or breach and requiring it to be remedied.

(e)     An event of default as defined in any mortgage, indenture, agreement or instrument under which there is issued, or by which there is secured or evidenced, any Indebtedness (other than in respect of Hedge Agreements) of the Borrower in a principal amount not less than $100,000,000 shall have occurred and shall result in such Indebtedness becoming or being declared due and payable prior to the date on which it otherwise would become due and payable, or an event of default or a termination event as defined in any Hedge Agreement shall have occurred and shall result in a net payment obligation of the Borrower thereunder of not less than $100,000,000 in aggregate for all such Hedge Agreements; provided,  however, that if such event of default shall be remedied or cured by the Borrower, or waived by the holders of such Indebtedness, within twenty days after the Borrower has received written notice of such event of default and acceleration, then the Event of Default hereunder by reason thereof shall be deemed likewise to have thereupon been remedied, cured or waived without further action upon the part of either the Borrower or the Agent and Lenders.

(f)     Any involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief against the Borrower or the Broker Subsidiary, or against all or a substantial part of the property of either of them, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, reorganization or similar law, (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Borrower or the Broker Subsidiary or for all or a substantial part of the property of either of them, or (iii) the winding-up or liquidation of the Borrower or the Broker Subsidiary; and, in any such case, such involuntary proceeding or involuntary petition shall continue undismissed for 60 days, or, before such 60-day period has elapsed, there shall be entered an order or decree ordering the relief requested in such involuntary proceeding or involuntary petition.

(g)     The Borrower or the Broker Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or Broker Subsidiary or for any substantial part of its respective properties, or shall make any general assignment for the

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benefit of creditors, or shall fail generally to pay its respective debts as they become due or shall take any corporate action in furtherance of any of the foregoing.

(h)     A final judgment or judgments for the payment of money in excess of $100,000,000 in the aggregate shall be entered against the Borrower by a court or courts of competent jurisdiction, and the same shall not be discharged (or provisions shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Borrower shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

(i)     At any time after a Change in Control, the Borrower fails to maintain at least one of the following credit ratings for its Senior Medium-Term Notes, Series A:  (a) BBB- (or better) by Standard & Poor’s Ratings Service, a Division of The McGraw-Hill Companies, Inc., or (b) Baa3 (or better) by Moody’s Investors Service, Inc.

8.2     Remedies.  If an Event of Default occurs and is continuing, then and in every such case the Agent shall, at the request of, or may, with the consent of, the Required Lenders (i) declare the Commitment of each Lender to make Loans to be terminated whereupon such Commitments and obligation shall be terminated, and (ii) declare the unpaid principal of all outstanding Loans, any and all accrued and unpaid interest, any accrued and unpaid Commitment Fees, or any other amounts owing or payable under the Notes, to be immediately due and payable, by a notice in writing to the Borrower, and upon such declaration such principal, interest, Commitment Fees, or other amounts payable hereunder and accrued thereon shall become immediately due and payable, together with any funding losses that may result as a consequence of such declaration, without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower; provided,  however, that in the case of any of the Events of Default specified in subsection (f) or (g) of Section 8.1, automatically without any notice to the Borrower or any other act by the Agent, the Credit and the obligations of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans, any accrued and unpaid interest, any accrued and unpaid Commitment Fees or any other amounts payable hereunder shall become immediately due and payable, together with any funding losses that may result as a consequence thereof, without further act of the Agent or any Lender and without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower.

9.         THE AGENT.

9.1     Appointment and Authorization.  Each Lender hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities except those expressly set forth, nor shall the Agent have or be deemed to have any fiduciary relationship with

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any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

9.2     Delegation of Duties.  The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

9.3     Liability of Agent.  None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of the Borrower’s Subsidiaries or Affiliates.

9.4     Reliance by Agent.

(a)     The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b)     For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either

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sent by Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

9.5     Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default".  The Agent will notify the Lenders of its receipt of any such notice.  The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8;  provided,  however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.6     Credit Decision.  Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of the Agent-Related Persons.

9.7     Indemnification of Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, from and against any and all Indemnified Liabilities; provided,  however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from any such Person's gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share, of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery,

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administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

9.8     Agent in Individual Capacity.  Citibank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Subsidiaries and Affiliates as though Citibank were not the Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Citibank or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent.

9.9     Successor Agent.  The Agent may, and at the request of the Required Lenders shall, resign as Agent upon 30 days' notice to the Lenders and Borrower.  If the Agent resigns under this Agreement, the Required Lenders, with the consent of the Borrower, which consent shall not be unreasonably withheld, shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by the Borrower.  If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent with the consent of the Borrower, which consent shall not be unreasonably withheld, may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated.  After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 9 and Sections 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  The retiring Agent shall refund to Borrower that portion of any agency fee paid to such Agent as is not earned due to such Agent’s resignation, prorated to the date of such Agent’s resignation.

9.10     Withholding Tax.

(a)     If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Section 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent, to deliver to the Agent:

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(i)     if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Form W-8BEN before the payment of any interest in the first calendar year and before the payment of any interest in any subsequent calendar year during which the Form W-8BEN (or any successor thereto) then in effect expires;

(ii)     if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed copies of IRS Form W-8ECI or any successor form thereto before the payment of any interest is due in the first taxable year of such Lender and before the payment of any interest in any subsequent calendar year during which the Form W-8ECI (or any successor thereto) then in effect expires; and

(iii)     such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees to promptly notify the Agent of any change in circumstances which would render invalid any claimed exemption or reduction.

(b)     If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Lender.  To the extent of such percentage amount, the Agent will treat such Lender's IRS Form W-8BEN or any successor form thereto as no longer valid.

(c)     If any Lender claiming exemption from United States withholding tax by filing IRS Form W-8ECI or any successor form thereto with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(d)     If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent or if any Lender which is a "foreign corporation, partnership or trust" within the meaning of the Code is not entitled to claim exemption from or a reduction of U.S. withholding tax under Section 1441 or 1442 of the Code, then the Agent shall withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

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(e)     If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason other than the Agent’s gross negligence or willful misconduct) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs).  The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

9.11     Co-Agents.  None of the Lenders identified on the facing page or signature pages of this Agreement as a "co-agent", "managing agent", "syndication agent" or "documentation agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders so identified as a "co-agent", "syndication agent" or "documentation agent" shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.       MISCELLANEOUS.

10.1     Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders) and the Borrower and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided,  however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Borrower and acknowledged by the Agent, do any of the following:

(a)     increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2);

(b)     postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(c)     reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

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(d)     change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder; or

(e)     amend this Section, or Section 2.13, or any provision herein providing for consent or other action by all Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (ii) the respective Fee Letters may be amended or rights or privileges thereunder waived, in a writing executed by the parties thereto.

10.2       Notices.

(a)     All notices, requests and other communications shall be either (i) in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrower by facsimile shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.2) or (ii) as and to the extent set forth in clause (d) below, by electronic mail.

(b)     All such notices, requests and communications shall, when transmitted by overnight delivery, faxed or e-mailed, be effective when delivered for overnight (next-day) delivery, transmitted in legible form by facsimile machine (provided that the sender has retained its facsimile machine-generated confirmation of the receipt of such fax by the recipient's facsimile machine) or transmitted by e-mail (provided that the e-mail was sent to the e-mail address provided by the recipient and that the e-mail was not returned to the sender as undeliverable), respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Section 2 or 9 shall not be effective until actually received by the Agent.

(c)     The agreement of the Agent and the Lenders herein to receive certain notices by telephone, facsimile or e-mail is solely for the convenience of the Borrower, the Agent and the Lenders.  The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person who is named in the then-current certificate delivered pursuant to subsection 4.1(e) hereof as authorized to execute Borrowing Advices (each an "Authorized Person") and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic, facsimile or e-mail notice, provided the Agent and the Lenders reasonably believe such Person to be an Authorized Person.  The obligation of the Borrower to repay the Loans shall not be affected in any way to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic, facsimile or e-mail notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic, facsimile or e-mail notice.

(d)     The compliance certificate described in Section 6.2 shall be delivered to the Agent by the Borrower by mail or overnight delivery.  Except for the compliance

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certificate described in Section 6.2, materials required to be delivered pursuant to Section 6.2 shall be delivered to the Agent in an electronic medium format reasonably acceptable to the Agent by e-mail at oploanswebadmin@citi.com.  The Borrower agrees that the Agent may make such materials (collectively, the "Communications") available to the Lenders by posting such materials on Debt Domain or a substantially similar electronic transmission system (collectively, the "Platform").  In addition, to the extent the Borrower in its sole discretion so elects and confirms in writing or by e-mail to the Agent, any other written information, documents, instruments or other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby and supplied by the Borrower to the Agent (other than any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due hereunder prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent set forth in Section 4.1 or Section 4.2), shall, to the extent of such election and confirmation by the Borrower, constitute materials that are "Communications" for purposes of this subparagraph (d).  The Borrower and each of the Lenders acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided "as is" and "as available" and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform (provided, as to such disclaimer, that the Agent and its Affiliates have not been grossly negligent or engaged in any willful misconduct in respect of the Platform).  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(e)     Each Lender agrees that notice to it (as provided in the next sentence) (a "Notice") specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement.  Each Lender agrees (i) to notify the Agent in writing of such Lender's e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(f)     The Agent agrees to give to each Lender prompt notice of all materials delivered by the Borrower pursuant to Section 6.2.

10.3     No Waiver-Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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10.4     Costs and Expenses.  The Borrower shall:

(a)     whether or not the transactions contemplated hereby are consummated, pay or reimburse Citibank including in its capacity as Agent and Lender within five Business Days after demand, subject to subsection 4.1(g) for all reasonable costs and expenses incurred by Citibank including in its capacity as Agent and Lender in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by Citibank (including in its capacity as Agent and Lender with respect thereto); and

(b)     pay or reimburse the Agent, the Arranger and each Lender within five Business Days after demand (subject to subsection 4.1(g)) for all reasonable costs and expenses (including reasonable Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).  In connection with any claim, demand, action or cause of action relating to the enforcement, preservation or exercise of any rights or remedies covered by this Section 10.4 against the Borrower, all Lenders shall be represented by the same legal counsel selected by such Lenders; provided, that if such legal counsel determines in good faith that representing all such Lenders would or could result in a conflict of interest under laws or ethical principles applicable to such legal counsel or that a claim is available to a Lender that is not available to all such Lenders, then to the extent reasonably necessary to avoid such a conflict of interest or to permit an unqualified assertion of such a claim, each Lender shall be entitled to separate representation by legal counsel selected by that Lender, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Lenders.

10.5     Borrower Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold the Agent-Related Persons, and each Lender and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing,

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collectively, the "Indemnified Liabilities"); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting from the gross negligence or willful misconduct of such Indemnified Person.  If any claim, demand, action or cause of action is asserted against any Indemnified Person, such Indemnified Person shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower’s obligations under this Section unless such failure materially prejudices Borrower’s right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided.  If requested by Borrower in writing, such Indemnified Person shall in good faith contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest.  Any Indemnified Person that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower’s prior consent.  In connection with any claim, demand, action or cause of action covered by this Section 10.5 against more than one Indemnified Person, all such Indemnified Persons shall be represented by the same legal counsel selected by the Indemnified Persons and reasonably acceptable to Borrower; provided, that if such legal counsel determines in good faith that representing all such Indemnified Persons would or could result in a conflict of interest under laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnified Person that is not available to all such Indemnified Persons, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each Indemnified Person shall be entitled to separate representation by legal counsel selected by that Indemnified Person and reasonably acceptable to Borrower, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnified Persons.  The agreements in this Section shall survive payment of all other Obligations.

10.6     Payments Set Aside.  To the extent that the Borrower makes a payment to the Agent or the Lenders, or the Agent or the Lenders exercise any right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

10.7     Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

10.8     Assignments, Participations Etc.

NYDOCS01/1613908	45

(a)      (i)     Any Lender may, with the written consent of the Agent and the Borrower, which consent shall not be unreasonably withheld (except Borrower’s consent shall not be required if a Default or an Event of Default exists and is continuing), at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments, and the other rights and obligations of such Lender hereunder, in a minimum amount of $10,000,000; provided,  however, that (x) the Borrower and, the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Lender and the Assignee; (B) such Lender and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in the form of Exhibit F ("Assignment and Acceptance") together with any Note or Notes subject to such assignment; and (C) the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of $3,500 and (y) no such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender.

(ii)     Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b)     From and after the date that the Agent notifies the assignor Lender and the Borrower that it has received (and the Borrower and the Agent have provided their consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

NYDOCS01/1613908	46

(c)     Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee (and provided that it consents to such assignment in accordance with subsection 10.8(a)), the Borrower shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Lender has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Commitment retained by the assignor Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Lender).  Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assignor Lender pro tanto.

(d)     Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a "Participant") participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the "originating Lender") hereunder and under the other Loan Documents; provided,  however, that (i) the originating Lender's obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower, and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document.  Any Lender that sells a participation to any Person that is a "foreign corporation, partnership or trust" within the meaning of the Code shall include in its participation agreement with such Person a covenant by such Person that such Person will comply with the provisions of Section 9.10 as if such Person were a Lender and provide that the Agent and the Borrower shall be third party beneficiaries of such covenant.

(e)     Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(f)     Any Lender (a "Granting Lender") may, with notice to the Agent, grant to a special purpose funding vehicle (an "SPC") the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement.  The funding of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were funded by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment.  Notwithstanding anything to the contrary contained in the foregoing or anywhere else in this

NYDOCS01/1613908	47

Agreement, (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, and (iii) the Borrower and Agent shall continue to deal exclusively with the Granting Lender and any funding by an SPC hereunder shall not constitute an assignment, assumption or participation of any rights or obligations of the Granting Lender.  Any SPC may disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC, provided, as a condition precedent to such disclosure, (A) such agency, dealer or provider has delivered to such Granting Lender for the benefit of Borrower a written confidentiality agreement substantially similar to Section 10.9, and (B) simultaneous with or prior to such disclosure, such Granting Lender has given written notice to Borrower of the agency, dealer or provider to which such disclosure is being made and the contents of such disclosure.  This Section may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loan is being funded by an SPC at the time of such amendment.

10.9     Confidentiality.  Each Lender agrees to hold any confidential information that it may receive from Borrower or from the Agent on such Borrower’s behalf, pursuant to this Agreement in confidence, except for disclosure:  (a) to legal counsel and accountants for Borrower or any Lender; (b) to other professional advisors to Borrower or any Lender, provided that the recipient has delivered to such Lender a written confidentiality agreement substantially similar to this Section 10.9; (c) to regulatory officials having jurisdiction over any Lender; (d) as required by applicable law or legal process or in connection with any legal proceeding in which any Lender and Borrower are adverse parties; (e) to Affiliates or agents of such Lender to the extent the Affiliate or agent is involved in the administration of the credit facilities extended to Borrower and its Subsidiaries hereunder, provided, however, that (i) as to any such Affiliate, such Affiliate has delivered to such Lender a written confidentiality agreement substantially similar to this Section 10.9, and (ii) as to any such agent, such agent has been informed by such Lender of the confidential nature of such confidential information and has been instructed by such Lender to maintain the confidentiality of such confidential information; and (f) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of any Lender’s interests hereunder or a participation interest in the Revolving Note and/or the Term Note, each in accordance with Section 10.8 hereof, provided that the recipient has delivered to such Lender a written confidentiality agreement substantially similar to this Section 10.9.  Each Lender further agrees that it will not use such confidential information in any activity or for any purpose other than the administration of credit facilities extended to Borrower and its Subsidiaries and, without limitation, will take such steps as are reasonably appropriate to preclude access to any such confidential information to be obtained by any Person employed by any Lender, or by an affiliate of any Lender, who is not involved in the administration of credit facilities extended to Borrower and its Subsidiaries.  For purposes of the foregoing, "confidential information" shall mean any information respecting Borrower or its Subsidiaries reasonably specified by Borrower as confidential, other than (i) information filed with any governmental agency and available to the public, and (ii) information disclosed by Borrower to any Person not associated with Borrower without a written confidentiality agreement substantially similar to this Section 10.9.  Certain of the confidential information pursuant to this Agreement is or may be valuable proprietary information that constitutes a trade

NYDOCS01/1613908	48

secret of Borrower or its Subsidiaries; neither the provision of such confidential information to any Lender or the limited disclosures thereof permitted by this Section 10.9 shall affect the status of any such confidential information as a trade secret of Borrower and its Subsidiaries.  Each Lender, and each other Person who agrees to be bound by this Section 10.9, acknowledges that any breach of the agreements contained in this Section 10.9 would result in losses that could not be reasonably or adequately compensated by money damages.  Accordingly, if any Lender or any other person breaches its obligations hereunder, such Lender or such other Person recognizes and consents to the right of Borrower, Intermediate Parent, and/or Broker Subsidiary to seek injunctive relief to compel such Lender or other Person to abide by the terms of this Section 10.9.

The Agent agrees to provide to the Borrower, upon the Borrower’s request, each interest rate that is furnished by any Reference Bank to the Agent pursuant to Section 2.14(b) (each, a “Reference Bank Rate”), which information is to be treated by the Borrower as confidential except (i) the Borrower may disclose any actual interest rate payable under this Agreement, and (ii) the Borrower may disclose any Reference Bank Rate (a) to legal counsel and accountants for Borrower; (b) to other professional advisors to Borrower, provided that the recipient has delivered to the Borrower a written confidentiality agreement substantially similar to this Section 10.9; (c) to regulatory officials having jurisdiction over the Borrower; (d) as required by applicable law, legal process, the New York Stock Exchange or any similar self-regulatory exchange of which Borrower is a member, or in connection with any legal proceeding in which any Lender and Borrower are adverse parties; (e) to Affiliates or agents of the Borrower to the extent the Affiliate or agent is involved in the administration of the credit facilities extended to the Borrower and its Subsidiaries hereunder, provided, however, that (i) as to any such Affiliate, such Affiliate has delivered to the Borrower a written confidentiality agreement substantially similar to this Section 10.9, and (ii) as to any such agent, such agent has been informed by the Borrower of the confidential nature of such confidential information and has been instructed by the Borrower to maintain the confidentiality of such Reference Bank Rate.  The Borrower further agrees that it will not use such confidential information in any activity or for any purpose other than the administration of this Agreement and, without limitation, will take such steps as are reasonably appropriate to preclude access to any such confidential information to be obtained by any Person employed by the Borrower, or by an affiliate of the Borrower, who is not involved in the administration of this Agreement.

10.10     Notification of Addresses, Lending Offices, Etc.  Each Lender shall notify the Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

10.11     Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

10.12     Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or

NYDOCS01/1613908	49

impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.13     No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Agent and the Arranger, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

10.14     Governing Law and Jurisdiction.

(a)     THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)     EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO OR ANY AGENT-RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF CALIFORNIA THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF CALIFORNIA OR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH  COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA OR NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE BORROWER, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.

10.15     Waiver of Jury Trial.

(a)     TO THE FULL EXTENT PERMITTED BY LAW, THE BORROWER, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTION CONTEMPLATED HEREBY OR THEREBY, IN

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ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  TO THE FULL EXTENT PERMITTED BY LAW, THE BORROWER, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b)     WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT IMMEDIATELY ABOVE TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if such waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between the Borrower, on the one hand, and any one or more of the other parties to this Agreement, on the other, arising out of this Agreement at any time shall be decided by a reference to a private judge, mutually selected by the parties to such dispute (or, if they cannot agree, by the Presiding Judge of the California Superior Court in and for the County of San Francisco) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Francisco County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential, and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the California Superior Court in and for the County of San Francisco for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral (if any), or obtain provisional remedies.

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The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

10.16     Entire Agreement.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrower, the Lenders and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

10.17     Headings.  Articles and Section headings in this Agreement are included herein for the convenience of reference only.

10.18     USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the "Loan Parties"), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

Borrower:

THE CHARLES SCHWAB CORPORATION

By:	/s/ William F. Quinn
Name:	William F. Quinn
Title:	Senior Vice President and Treasurer

NYDOCS01/1613908

Lenders:

CITIBANK, N.A., as Agent and
individually as Lender

By:	/s/ Maureen Maroney
Name:	Maureen Maroney
Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Catherine Grossman
Name:	Catherine Grossman
Title:	Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Doreen Barr
Name:	Doreen Barr
Title:	Authorized Signatory

By:	/s/ Karim Rahimtoola
Name:	Karim Rahimtoola
Title:	Authorized Signator

THE BANK OF NEW YORK MELLON

By:	/s/ Stephen Manners
Name:	Stephen Manners
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Karen Hanke
Name:	Karen Hanke
Title:	Managing Director

NYDOCS01/1613908

BANK OF AMERICA, N.A.

By:	/s/ Maryanne Fitzmaurice
Name:	Maryanne Fitzmaurice
Title:	Director

GOLDMAN SACHS BANK USA

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Raymond Cho
Name:	Raymond Cho
Title:	Vice President

LLOYDS BANK PLC

By:	/s/ Erin Doherty
Name:	Erin Doherty
Title:	Assistant Vice President

By:	/s/ Veronica Cranny
Name:	Veronica Cranny
Title:	Manager

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrei Bourdine
Name:	Andrei Bourdine
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ William J. Coupe
Name:	William J. Coupe
Title:	Senior Vice President

NYDOCS01/1613908

Schedule 1

LENDERS’ COMMITMENTS

The Charles Schwab Corporation $750,000,000 Credit Agreement (364-Day Commitment) dated as of June 5, 2015.

.
		Lender Commitment Amount

1.	Citibank, N.A.	1	$90,000,000
2.	JPMorgan Chase Bank, N.A.	2.	$90,000,000
3.	Credit Suisse AG, Cayman Islands Branch	3.	$80,000,000
4.	The Bank of New York Mellon	4.	$80,000,000
5.	Wells Fargo Bank, National Association	5.	$80,000,000
6.	Bank of America, N.A.	6.	$55,000,000
7.	Goldman Sachs Bank USA	7.	$55,000,000
8.	HSBC Bank USA, National Association	8.	$55,000,000
9.	Lloyds Bank plc	9.	$55,000,000
10.	State Street Bank and Trust Company	10.	$55,000,000
11.	U.S. Bank National Association	11.	$55,000,000

		Total	$750,000,000

NYDOCS01/1613908

Schedule 2

LIST OF BORROWING AGREEMENTS

1.$800,000,000 Credit Agreement (364-Day Commitment) dated as of June 6, 2014 among the Borrower, the lenders party thereto, and Citibank, N.A., as administrative agent for such lenders.

NYDOCS01/1613908

Schedule 6.2

COMPLIANCE CERTIFICATE

I, ____________________, certify that I am the _______________________ of The Charles Schwab Corporation (the "Borrower"), and that as such I am authorized to execute this Compliance Certificate on behalf of the Borrower, and do hereby further certify on behalf of the Borrower that:

1.     I have reviewed the terms of that certain Credit Agreement (364-Day Commitment) dated as of June 5, 2015 among the Borrower, the financial institutions named therein (the "Lenders") and Citibank, N.A., as Agent for the Lenders (the "Credit Agreement"), and I have made, or have caused to be made by employees or agents under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the attached financial statements dated ______________, 20___.

2.     The examination described in paragraph 1 did not disclose, and I have no knowledge of the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below.

3.     Schedule I attached hereto sets forth financial data and computations evidencing compliance with the covenants set forth in Sections 7.1 and 7.2 of the Credit Agreement, all of which data and computations are true, complete and correct.  Capitalized terms not otherwise defined herein are defined in the Credit Agreement.

4.     Described below are the exceptions, if any, to paragraph 2 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this ___ day of _____________ 20___.

By:
Name:
Title:

NYDOCS01/1613908

The Charles Schwab Corporation

Credit Agreement (364-Day Commitment)

Dated as of June 5, 2015

Schedule I

to

Compliance Certificate

(Dollars in Thousands)

1.        Net Capital Ratio of the Broker Subsidiary.

Requirement:  Broker Subsidiary - month-end ratio not less than 5%.

Net Capital Ratio for Broker Subsidiary

Month	Month-end Ratio

2.        Minimum Stockholders' Equity of Borrower.

Requirement:  As of _____________, 20____, required Minimum Stockholders' Equity is the greater of (a) $8,300,000,000 or (b) $8,300,000,000 plus 50% of the sum of cumulative Net Earnings for each fiscal quarter commencing with the fiscal quarter ended June 30, 2015.

NYDOCS01/1613908

Schedule 10.2

NOTICES

If to the Borrower:

If by U.S. mail:	The Charles Schwab Corporation
Treasury Department
Attn: William F. Quinn or Successor
211 Main Street (Mail Stop SF215FMT-04-100)
San Francisco, CA 94105

If by hand delivery
(including courier
and overnight
messenger service):	The Charles Schwab Corporation
Treasury Department
Attn: William F. Quinn or Successor
215 Fremont Street, 4th Floor
San Francisco, CA 94105

Telephone:	(415) 667-7337
Facsimile:	(415) 667-8565

If to the Agent:

See information under Citibank, N.A. in table below pertaining to Lenders.

If to the Lenders:

	Credit Contact	Operations Contact	Lending Office	Payment Instructions
	Bank of America, N.A.	Bank of America, N.A.	Bank of America, N.A.	Bank of America, N.A.
	One Bryant Park, 18th Floor	901 S. Main St.	2001 Clayton Road	ABA #: 026009593
	New York, NY 10036	Dallas, TX 75202	Concord, California 94520	Charlotte, NC
Attention:	Maryanne Fitzmaurice	Attention: Tammi Reddy		Acct #: 4426457864
	Director	(415) 436-3685 ext. 65843		Attention: Bilateral Clearing Account
	(646) 556-0343	Fax: (312) 453-5129		Ref: Charles Schwab Corporation
Fax: 704 683-9184
	The Bank of New York Mellon	The Bank of New York Mellon	The Bank of New York Mellon	The Bank of New York
	One Wall Street, 19th Floor	6023 Airport Road	One Wall Street, 19th Floor	ABA #: 021-000-018
	New York, NY 10286	Oriskany, NY 13424	New York, NY 10286	Acct #: GLA111-231
Attention:	Steve Manners	Attention: Richard Scalice		Acct name: Broker Services
	Vice President	(315)765-4192		Attn: Bradley Fike
	(212) 635-6316	Fax: (315) 765-4783		Ref: Charles Schwab Corporation
Fax: (212) 635-1194

NYDOCS01/1613908

Credit Contact			Operations Contact	Lending Office	Payment Instructions
Citibank, N.A.			Citibank, N.A.	Citibank, N.A.	Citibank NA
388 Greenwich Street			1615 Brett Road, Bldg #3	399 Park Avenue	ABA #: 021-000-089
New York, NY 10013			New Castle, DE 19720	New York, NY 10043	New York, NY
Attention: Dane Graham			Attention: Investor Relations		Acct #: 36852248
Director			(302) 894-6010		Acct Name: Agency/Medium Term
(212) 816-8219			Fax: (212) 994-0961		Finance
Fax: (212) 816-1212					Ref: The Charles Schwab
Corporation

Credit Suisse AG, Cayman			Credit Suisse AG, Cayman	Credit Suisse AG, Cayman	Credit Suisse
Islands Branch			Islands Branch	Islands Branch	ABA #: 021-000-018
Eleven Madison Avenue			One Madison Avenue	Eleven Madison Avenue	New York, NY
New York, NY 10010			New York, NY 10010	New York, NY 10010	Acct #: 890-0492-627
Attention:	Doreen Barr /	Attention:	Jason Golz		Acct Name: CS Agency Cayman
	Alex Verdone		Loan Closers /		Ref: The Charles Schwab Corporation
Phone:	(212) 325-9914 /		Cecelia Harrison
	(212) 325- 0703		Administrator
Fax:	(212) 743-2737 /	Phone:	(919) 994-6378 /
(919) 994-6359
		Fax:	(866) 469-3871
Goldman Sachs Bank USA			Goldman Sachs Bank USA	Goldman Sachs Bank USA	Goldman Sachs Bank USA
Michelle Latzoni			c/o Goldman, Sachs & Co.	200 West Street	Swift Code: CITIUS33
c/o Goldman, Sachs & Co.			30 Hudson Street, 5th Floor	New York, NY 10282	Aba: 021000089
30 Hudson Street, 5th Floor			Jersey City, NJ 07302		Bank Name: Citibank N.A.
Jersey City, NJ 07302			gs-sbd-admin-		City: New York
Email: gsd.link@gs.com			contacts@ny.email.gs.com		A/C #: 30627664
Tel: (212)934-3921			Tel: (212)902-1099		Entity Name: Goldman Sachs Bank
			Fax: (917)977-3966		USA
HSBC Bank USA, National			HSBC Bank USA, New York	HSBC Bank USA, National	HSBC Bank USA, National
Association			452 Fifth Avenue	Association	Association
452 Fifth Avenue			New York, NY 10018	452 fifth Avenue	ABA #: 021-000-1088
New York, NY 10018			Attention: CTLA Lan Admin	New York, NY 10018	Acct #: 713011777
Attention:	Jeffrey Roth /	Phone:	(212) 525-1529 /		Acct Name: NY Loan Agency
	Stephen J. Contino	Fax:	(847) 793- 3415		Attn: CTLA Laon Admin
Phone:	(212) 525-4341 /				Ref: The Charles Schwab
	(212) 525-7054				Corporation

JPMorgan Chase Bank, N.A.			JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A.
383 Madison Avenue, Floor 23			JPM-Bangalore Loan Operations	500 Stanton Christiana Road,	New York, NY
New York, NY 10179			Prestige Tech Park, Floor 4	Ops 2, Floor 3	ABA #: 021000021
Attention:	Catherine Grossman		Sarjapur outer Ring Rd, Vathur	Newark, DE 19713-2107	Acct #: 9008113381H2832
	Vice President /		Hobli		Acct Name: LS2 Incoming Account
(212) 270-1153			Bangalore, India 560 087		Attn: Loan & Agency
Fax: (212) 270-1511			91 80 66761709		Ref: Charles Schwab
Fax: (201) 244-3885

Lloyds Bank plc			Lloyds Bank plc	Lloyds Bank plc	Bank of America
1095 Avenue of the Americas,			1095 Avenue of the Americas,	1095 Avenue of the Americas,	International, New York
34th Floor			34th Floor	34th Floor	New York, NY
New York , NY 10036			New York , NY 10036	New York , NY 10036	ABA #: 026-009-593
Attention:	Sammy Asoli	Attention:	Indira Girisankar /		Acct #: 655-010-1938
	Vice President		Ramona Rojas		Acct Name: Lloyds
(212) 284-0418			(212) 930-5051/8978		Bank plc, New York
Fax: (212) 930-5098			Fax: (212) 930-5098		Ref: Charles Schwab

NYDOCS01/1613908	2

	Credit Contact		Operations Contact	Lending Office	Payment Instructions
	State Street Bank and Trust		State Street Bank and Trust	State Street Bank and Trust	State Street Bank and Trust
	Company		Company	Company	Company, Boston, MA
	Box 5303		Mail Code: CPH0427,	100 Huntington Ave., Tower	ABA#: 011-000-028
	Boston, MA 02206		100 Huntington Avenue, Tower	2, Floor 4	Acct #: 0006-332-1
Attention:	Andrei Bourdine		2, 4th Floor	Boston, MA 02206	Acct. Name: IS Loan Operations /
	Vice President /		Boston, MA 02116		CSU Internal
	Charlie Garrity		Attention: Peter Connolly		Ref: The Charles Schwab
	Vice President		(617) 662-8588		Corporation
	(617) 662-8616 / 8827		Fax: (617) 988-6677		Attn: Peter Connolly, ext 2-8588
Fax: (617) 662-8664

	U.S. Bank National Association		U.S. Bank National Association	U.S. Bank National	U.S. Bank National Association
	461 Fifth Avenue, 7th Floor		400 City Center	Association	ABA#: 091000022
	New York, NY 10017-6234		Oshkosh, WI 54901	800 Nicollet Mall	Acct. #: 0068542160600
	Attention: Angela (Zhanglan)		CLS Syndication Services Team	Minneapolis, MN 55402	Account Name: CLS Syndication
	Cheng, Portfolio Manager		– East		Services GL Acct.
	(917) 326-3101		(920) 237-7601		Ref.: Charles Schwab Corporation
	Angela.cheng@usbank.com		Fax: (920) 237-7993		(Type of pymt)
Attn: CLS Syndication Team

	Wells Fargo Bank,		Wells Fargo Bank,	Wells Fargo Bank,	Wells Fargo Bank,
	National Association		National Association	National Association	National Association
	301 S. College St. 14th Floor		1700 Lincoln Street, 5th Floor	90 South 7th Street, 7th Floor	ABA #: 121000248
	MAC D1053-144		MAC C7300-059	MAC N9305-075	Acct #: 00029694050720
	Charlotte, NC 28202		Denver, CO 80203-4500	Minneapolis, MN 55402-3903	Account Name: WLS Denver
Attention:	Karen Hanke	Attention:	Dorothy Cardenas		Attn: Dorothy Cardenas
	Managing Director /		Loan Servicing Spec.		Ref: Charles Schwab
	(704) 374-3061		(303) 863-5917
	Fax: (704) 715--1486		Fax: (303) 863-2729

NYDOCS01/1613908	3

EXHIBIT A-1

REVOLVING NOTE

$____________________ (Amount of Commitment)	Date: June 5, 2015

For Value Received, The Charles Schwab Corporation ("Schwab") hereby promises to pay to the order of ________________ (the "Lender") to Citibank, N.A., as Agent, at Agent’s office located at 388 Greenwich Street, New York, New York  10013, for the account of the applicable Lending Office of the Lender, the principal amount of ____________________ ($___________) or the aggregate amount of all Revolving Loans made to Schwab by the Lender, whichever is less, on June 3, 2016.  The undersigned also promises to pay interest on the unpaid principal amount of each Borrowing from the date of such Borrowing until such principal amount is paid, at the rates per annum, and payable at such times, as are specified in the Credit Agreement.  This Note shall be subject to the terms of the Credit Agreement, and all principal and interest payable hereunder shall be due and payable in accordance with the terms of the Credit Agreement.

Schwab hereby authorizes the Lender to endorse on the Schedule attached to this Note the amount and Type of Revolving Loans made to Schwab by the Lender and all renewals, conversions, and payments of principal amounts in respect of such Revolving Loans, which endorsements shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of all such Revolving Loans, provided,  however, that the failure to make such notation with respect to any Revolving Loans or payments shall not limit or otherwise affect the obligation of Schwab under the Credit Agreement or this Note.

This Note is the Revolving Note referred to in the Credit Agreement (364-Day Commitment), dated as of June 5, 2015 among Schwab, the Lender, certain other Lenders party thereto, and Citibank, N.A., as Agent for the Lenders (the "Credit Agreement").  Terms defined in the Credit Agreement are used herein with the same meanings.  The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note, upon the happening of certain stated events and also for prepayments on account of the principal of this Note prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

Principal and interest payments shall be in money of the United States of America, lawful at such times for the satisfaction of public and private debts, and shall be in immediately available funds.

Schwab promises to pay the costs of collection, including reasonable attorney’s fees, if default is made in the payment of this Note.

The terms and provisions of this Note shall be governed by the applicable laws of the State of California.

NYDOCS01/1613908

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its officers thereunto duly authorized and directed by appropriate corporate authority.

The Charles Schwab Corporation

By:
Name:
Title:

NYDOCS01/1613908	2

EXHIBIT A-1

SCHEDULE TO REVOLVING NOTE

Date			Amount of	Unpaid
Made,			Principal	Principal	Name of
Continued,			Continued,	Balance of	Person
Converted,	Type of	Amount	Converted,	Revolving	Making
or Paid	Loan	of Loan	or Paid	Note	Notation

NYDOCS01/1613908	3

EXHIBIT A-2

TERM NOTE

Date:  June 5, 2015

FOR VALUE RECEIVED, the undersigned, The Charles Schwab Corporation ("Schwab") hereby promises to pay to the order of ___________________ (the "Lender") to Citibank, N.A., as Agent, at the Agent's office located at 388 Greenwich Street, New York, New York 10013, for the account of the applicable Lending Office of the Lender, the principal amount of each Term Loan made by the Lender to Schwab pursuant to the terms of the Credit Agreement (364-Day Commitment), dated as of June 5, 2015, as amended, among Schwab, the Lender, certain other Lenders party thereto, and Citibank, N.A., as Agent for the Lenders (the "Credit Agreement"), as shown in the schedule attached hereto and any continuation thereof,  in lawful money of the United States and in immediately available funds on the Term Loan Maturity Date for such Term Loan.  The undersigned also promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid, in like money, at said office for the account of the Lender’s applicable Lending Office, at the rates per annum, and payable at such times as are specified in the Credit Agreement.  This Term Note shall be subject to the terms of the Credit Agreement and all principal and interest payable hereunder should be due and payable in accordance with the terms of the Credit Agreement.  Terms defined in the Credit Agreement are used herein with the same meanings.

This Term Note is one of the Term Notes referred to in, and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Term Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of the Term Note upon the terms and conditions specified in the Credit Agreement.

Schwab promises to pay costs of collection, including reasonable attorney's fees, if default is made in the payment of this Note.

The terms and provisions of this Term Note shall be governed by the applicable laws of the State of California.

IN WITNESS WHEREOF, the undersigned has caused this Term Note to be executed by its officer thereunto duly authorized and directed by appropriate corporate authority.

The Charles Schwab Corporation

By:
Name:
Title:

NYDOCS01/1613908

EXHIBIT A-2

SCHEDULE TO TERM NOTE

Date				Amount of	Unpaid
Made,				Principal	Principal	Name of
Continued,	Type of	Amount	Term Loan	Continued,	Balance of	Person
Converted,	Loan	of Loan	Maturity Date	Converted,	Term Note	Making
or Paid				or Paid		Notation

NYDOCS01/1613908	2

EXHIBIT B

BORROWING ADVICE

1.     This Borrowing Advice is executed and delivered by The Charles Schwab Corporation ("Borrower") to you pursuant to that certain Credit Agreement dated as of June 5, 2015 (the "Credit Agreement"), entered into by Borrower, Citibank, N.A. ("Citibank") and certain other Lenders parties thereto, collectively with Citibank (the "Lenders") and Citibank as Agent for the Lenders (herein "Agent").  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

2.     Borrower hereby requests that the Lenders make a Revolving [or Term Loan] for the account of Borrower (at _______________, Account No. ________________) pursuant to Section 2.4 of the Credit Agreement as follows:

(a)     Amount of Revolving [or Term Loan]:  __________________.

(b)     Borrowing Date of Revolving [or Term Loan]: _________________.

(c)      [If a Revolving Loan] Type of Revolving Loan (check one only):

________ Eurodollar Rate with ________- day Interest Period

________ Base Rate

(d)      [If a Term Loan] Type of Term Loan (check one only):

________ Eurodollar Rate with initial ________- day Interest Period

________ Base Rate

(e)      [If a Term Loan] Maturity Date of Term Loan:  __________________.

3.     Following this request for a Revolving Loan [or Term Loan], the aggregate outstanding amount of all Revolving Loans and Term Loans under the Revolving Note will not exceed the aggregate amount of the Commitments.

NYDOCS01/1613908

4.     This Borrowing Advice is executed on ______________ by the Borrower.

BORROWER:

THE CHARLES SCHWAB CORPORATION,
a Delaware Corporation

By:
Name:
Title:

NYDOCS01/1613908	2

EXHIBIT C

NOTICE OF CONVERSION/CONTINUATION

Dated as of: _________________

Citibank, N.A., as Agent

___________________________

___________________________

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this "Notice") is delivered to you under the Credit Agreement (364-Day Commitment) dated as of June 5, 2015 (as amended, restated or otherwise modified, the "Credit Agreement") by and among The Charles Schwab Corporation, a Delaware corporation (the "Company") (herein "Borrower"); and Citibank, N.A., a Delaware corporation (herein "Citibank") and the other Lenders signatory thereto (together with Citibank, collectively "Lenders"), and Citibank as agent for the Lenders (herein "Agent").

1.This Notice is submitted for the purpose of:

(check one and complete applicable information in accordance with the Credit Agreement)

[__]Converting or [__] continuing all or a portion of the following type of Loan:

(a)(check, as applicable)

Base Rate Loan ____________________;

Eurodollar Rate Loan ________________.

(b)The aggregate outstanding principal balance of the above Loan is $_________________.

(c)As applicable, the last day of the current Interest Period for such Loan is __________________.

(d)The principal amount of such Loan to be [converted or continued] is $_________________.

(e)Such principal amount should be converted/continued into the following type of Loan:

Base Rate Loan ____________________;

Eurodollar Rate Loan ________________.

(f)The requested effective date of the [conversion/continuation] of such Loan is _____________________.

(g)As applicable, the requested Interest Period applicable to the new Loan is _____________________.

NYDOCS01/1613908

2.No Default or Event of Default under the Credit Agreement has occurred and is continuing or will be caused by the advance requested hereby.

3.The representations and warranties set forth in Section 5 of the Credit Agreement are true and correct as if made on the date hereof (except for such representations and warranties as expressly relate to a prior date).

Capitalized terms used herein which are not defined herein shall have the respective meanings set forth in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Notice of Conversion/Continuation this ___ day of __________, _____.

The Charles Schwab Corporation

By:
Name:
Title:
[must be signed by an Authorized Officer]

NYDOCS01/1613908

EXHIBIT D

COMMITMENT AND TERMINATION DATE EXTENSION REQUEST

[Bank name and address]	[Date]

Reference is made to that certain Credit Agreement (364-Day Commitment) dated as of June 5, 2015 ("Credit Agreement") entered into by The Charles Schwab Corporation ("Borrower"), Citibank, N.A., as Agent and Lenders party thereto.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to Section 2.11 of the Credit Agreement, Borrower hereby requests Agent to obtain each Lender’s agreement to the extension of such Lender’s Commitment presently in effect, in the amount of $[specify amount of existing Commitment], and the Termination Date presently in effect, for an additional 364 days.

Agent’s execution of a copy of this letter in the space provided below and the transmission of such executed copy to Borrower shall constitute all Lenders’ acceptance of Borrower’s request and all Lenders’ agreement to the 364-day extension sought herein.  More specifically, upon the execution of a copy of this letter by Agent on behalf of Lenders and the transmission thereof to Borrower within 15 days after Agent’s receipt of this letter, (1) the Termination Date as defined in Section 2.11 of the Credit Agreement shall be extended 364 days and deemed changed to ___________________, and (2) all other dates appearing in the Credit Agreement that are referred to in Section 2.11 of the Credit Agreement shall correspondingly be extended 364 days.

This Commitment and Termination Date Extension Request is executed by Borrower on ________________.

BORROWER:

THE CHARLES SCHWAB CORPORATION,
a Delaware Corporation

By:
Name:
Title:

ACCEPTED AND AGREED:

Agent, on Behalf of Lenders

By:
Name:
Title:

NYDOCS01/1613908

EXHIBIT E

BORROWER’S OPINION OF COUNSEL

[Arnold & Porter LLP Letterhead]

[Date]

Citibank, N.A., as Agent

___________________________

___________________________

Re:	Credit Agreement (364-Day Commitment), dated June 5, 2015, among
The Charles Schwab Corporation, Citibank, N.A., as Agent
and the Lenders party thereto

Ladies and Gentlemen:

This opinion is delivered at the request of The Charles Schwab Corporation to you in your capacity as Agent, on behalf of the Lenders, under the Credit Agreement (364-Day Commitment) dated as of June 5, 2015 (the "Credit Agreement") among The Charles Schwab Corporation, a Delaware corporation ("Borrower"), Citibank, N.A., as the Administrative Agent and the Lenders signatories thereto (each a "Lender" and collectively, the "Lenders").  This opinion letter speaks as of close of business on June 5, 2015 (hereafter the "operative date").

We have acted as special counsel to Borrower in connection with the Credit Agreement.  In such capacity we have examined originals, or copies represented to us by Borrower to be true copies, of the Credit Agreement; and we have obtained such certificates of such responsible officials of Borrower and of public officials as we have deemed necessary for purposes of this opinion.  We have assumed without investigation the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic copies of originals, and the accuracy and completeness of all corporate records certified to us by the Borrower to be accurate and complete.  We have further assumed that the Credit Agreement is binding upon and enforceable against the Agent and the Lenders.  As to factual matters, we have relied upon the representations and warranties contained in and made pursuant to the Credit Agreement.

Capitalized terms not otherwise defined herein have the meanings given for such terms in the Credit Agreement.  For the purpose of this opinion, "Loan Documents" as used herein means the Credit Agreement and the Notes.

Based upon the foregoing and in reliance thereon, and subject to the exceptions and qualifications set forth herein, we are of the opinion that:

1.     Borrower is a corporation duly formed, validly existing, and in good standing under the laws of Delaware.

NYDOCS01/1613908

2.     Borrower has all requisite corporate power and authority to execute, deliver and perform all of its obligations under the Loan Documents.

3.     Each Loan Document has been duly authorized, executed and delivered by Borrower.  Each Loan Document constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such validity, binding nature or enforceability may be limited by:

(a)     the effect of applicable federal or state bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other similar laws and court decisions relating to or affecting creditors’ rights generally;

(b)     the effect of legal and equitable principles upon the availability of creditors’ remedies, regardless of whether considered in a proceeding in equity or at law;

(c)     the effect of California judicial decisions involving statutes or principles of equity which have held that certain covenants or other provisions of agreements, including without limitation those providing for the acceleration of indebtedness due under debt instruments upon the occurrence of events therein described, are unenforceable under circumstances where it cannot be demonstrated that the enforcement of such provisions is reasonably necessary for the protection of the lender, has been undertaken in good faith under the circumstances then existing, and is commercially reasonable;

(d)     the effect of Section 1670.5 of the California Civil Code, which provides that a court may refuse to enforce a contract or may limit the application thereof or any clause thereof which the court finds as a matter of law to have been unconscionable at the time it was made;

(e)     the unenforceability, under certain circumstances, of provisions purporting to require the award of attorneys’ fees, expenses, or costs, where such provisions do not satisfy the requirements of California Civil Code Section 1717 et seq., or in any action where the lender is not the prevailing party;

(f)     the unenforceability, under certain circumstances, of provisions waiving stated rights or unknown future rights and waiving defenses to obligations, where such waivers are contrary to applicable law or against public policy;

(g)     the unenforceability, under certain circumstances, of provisions which provide for penalties, late charges, additional interest in the event of a default by the borrower or fees or costs related to such charges;

(h)     he unenforceability, under certain circumstances, of provisions to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or that the election of some particular remedy or remedies does not preclude recourse to one or another remedy;

(i)     the unenforceability of provisions prohibiting waivers of provisions of either of the Loan Documents otherwise than in writing to the extent that Section 1698 of the California Civil Code permits oral modifications that have been executed;

NYDOCS01/1613908	2

(j)     limitations on the enforceability of release, contribution, exculpatory, or nonliability provisions, under federal or state securities laws, Sections 1542 and 1543 of the California Civil Code, and any other applicable statute or court decisions;

(k)     limitations on the enforceability of any indemnity obligations imposed upon or undertaken by the borrower to the extent that such obligations do not satisfy the requirements of Sections 2772 et seq. of the California Civil Code and any judicial decisions thereunder; provided that the limitations and qualifications set forth in the immediately preceding sub-paragraphs (b) through (k) do not, in our opinion, render the remedies available to the Lenders under the Loan Documents inadequate for the practical realization of the primary rights and benefits reasonably expected by an institutional lender in a comparable unsecured credit facility transaction governed by California law; and

(l)     the effect of Grafton Partners L.P. v. Superior Court, 36 Cal. 4th 944, 2005 WL 1831995 (Cal. 2005), in which the California Supreme Court held that predispute contractual waivers of trial by jury are invalid, as well as the effect of Section 631(d) of the California Code of Civil Procedure, which provides that a court may, in its discretion upon just terms, allow a trial by jury although there may have been a waiver of trial by jury.

The foregoing opinions are subject to the following exceptions and qualifications:

a.     We have not been requested to verify and have not verified the validity, accuracy, or reasonableness of any of the factual representations contained in either or both of the Loan Documents, and we express no opinion with respect to any of such matters.

b.     We are members of the bar of the State of California.  We are opining herein only concerning matters governed by the Federal laws of the United States of America, the substantive laws of the State of California, and the General Corporation Law of the State of Delaware, and only with respect to Borrower.  We express no opinion concerning the applicability to either or both of the Loan Documents, or the effect thereon, of the laws of any other jurisdiction.  Furthermore, we express no opinion with respect to choice of law or conflicts of law, and none of the opinions stated herein shall be deemed to include or refer to choice of law or conflict of law.

c.     We express no opinion on any Federal or state securities laws as they may relate to either or both of the Loan Documents.

d.     We express no opinion as to compliance with the usury laws of any jurisdiction.

The opinions set forth herein are given as of the operative date.  We disclaim any obligation to notify you or any other person or entity after the operative date if any change in fact and/or law should change our opinion with respect to any matters set forth herein.  This opinion letter is rendered to you in your capacity as the Agent on behalf of the Lenders under the Credit Agreement and may not be relied upon, circulated or quoted, in whole or in part, by any other person or entity (other than the Lenders and a person or entity who becomes an assignee or successor in interest of any Lender or acquires a participation from any Lender consistent with the terms of the Loan Documents) and shall not be referred to in any report or document furnished to any other person or entity without our prior written consent; provided,  however, that the foregoing shall not preclude any Lender from describing or otherwise disclosing the

NYDOCS01/1613908	3

existence or contents of this letter to (i) any bank regulatory authority having jurisdiction over such Lender, as required by such authority, (ii) a person or entity who, in good-faith discussions between such Lender and such person or entity, is proposed to become an assignee or successor in interest of such Lender or to acquire a participation from the Bank consistent with the terms of the Loan Documents, and (iii) counsel to the Agent and the Lenders.

Very truly yours,

ARNOLD & PORTER LLP

By:

NYDOCS01/1613908	4

EXHIBIT F

FORM OF ASSIGNMENT AND ACCEPTANCE

To:     CITIBANK, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (364-Day Commitment) dated as of June 5, 2015 between THE CHARLES SCHWAB CORPORATION, a Delaware corporation ("Borrower"), Lenders from time to time party thereto, and CITIBANK, N.A., as Administrative Agent (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement", the terms defined therein being used herein as therein defined).

1.     We hereby give you notice of, and request your consent to, the assignment by _______________________ (the "Assignor") to __________________ (the "Assignee") of _________% of the right, title and interest of the Assignor in and to the Loan Documents, including, without limitation, the right, title and interest of the Assignor in and to the Commitment of the Assignor, and all outstanding Loans made by the Assignor.  Before giving effect to such assignment:

(a)     the aggregate amount of the Assignor's Commitment is $_______________.

(b)     the aggregate principal amount of its outstanding Loans is $_____________.

2.     The Assignee hereby represents and warrants that it has complied with the requirements of Section 10.8 of the Agreement in connection with this assignment and acknowledges and agrees that:  (a) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share being assigned hereby free and clear of any adverse claim, the Assignor has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of the Agreement of any other Loan Document; (b) the Assignor had made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (c) it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.2 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (d) it will independently and without reliance upon Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (e) it appoints and authorizes Administrative Agent to take such action and to exercise such powers under the Agreement and the other Loan Documents as are delegated to Administrative Agent by the Agreement and such other Loan Documents; and (f) it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Lender.

NYDOCS01/1613908

3.     The Assignee agrees that, upon receiving your consent to such assignment and form and after _______________, the Assignee will be bound by the terms of the Loan Documents, with respect to the interest in the Loan Documents assigned to it as specified above, as fully and to the same extent as if the Assignee were a Lender originally holding such interest in the Loan Documents.

4.     The following administrative details apply to the Assignee:

(a)	Credit Contact:

Assignee name
Address:

Attention:
Telephone:
Telecopier:

(b)	Operations Contract:

Assignee name
Address:

Attention:
Telephone:
Telecopier:

(c)	Lending Office:

Assignee name
Address:

(d)	Payment Instructions:

Assignee name
ABA No.:
Account No.:
Attention:
Reference:

NYDOCS01/1613908	2

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

We hereby consent to the

foregoing assignment.

THE CHARLES SCHWAB CORPORATION,
as Borrower

By:
Name:
Title:

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

NYDOCS01/1613908	3